EXHIBIT 99.1

MC SHIPPING INC.
c/o MC Shipping S.A.M.
Gildo Pastor Center
7, rue du Gabian
MC 98000 Monaco

August 13, 2007

Dear Fellow Shareholder:

On July 30, 2007, we announced the signing of an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Mast Acquisition Ltd. (“Parent”) and its wholly-owned subsidiary Mast Merger Sub Corp. (“Merger Sub”), under which Merger Sub will merge with and into the Company (the “Merger”).  Parent is a newly-formed entity controlled by Bear Stearns Merchant Manager III, L.P., the private equity affiliate of The Bear Stearns Companies Inc. (“BSMB”).  As a result of the Merger, the Company will become a wholly-owned subsidiary of Parent.  If the Merger is completed, you will be entitled to receive $14.25 in cash, without interest, for each share of common stock of the Company (“Common Stock”) that you own.

You are being asked, at the upcoming special meeting of the Company’s shareholders, to vote to authorize the Merger Agreement.  All shareholders of record on August 9, 2007 will be entitled to vote at the special meeting. Our Board of Directors, by a unanimous vote, has determined that the Merger is advisable and in the best interests of the Company and its shareholders, and recommends that the Company’s shareholders vote “FOR” the authorization of the Merger Agreement.

The date, time and place of the special meeting to consider and vote upon the authorization of the Merger Agreement will be as follows:

September 5, 2007
10:00 a.m., Eastern Daylight Time
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
54th Floor, Conference Room C
New York, New York 10005

The proxy statement attached to this letter provides you with information about the proposed Merger and the special meeting of the Company’s shareholders and includes the Merger Agreement as Annex A.  We encourage you to read the entire proxy statement carefully.  You may also obtain more information about the Company from documents we have filed with the U.S. Securities and Exchange Commission.

Your vote is very important.  The Merger cannot be completed unless the Merger Agreement is authorized by the affirmative vote of the holders of two-thirds of the shares of  Common Stock present in person or represented by proxy and entitled to vote at the special meeting, but in no event less than a majority of the outstanding shares of  Common Stock entitled to vote thereon.

Concurrent with the signing of the Merger Agreement, Parent purchased, for $14.25 per share in cash, 4,226,448 shares of Common Stock from Navalmar Transportes Maritimos LDA (“Navalmar”), a company controlled by our former director Enrico Bogazzi, and 849,270 shares of Common Stock from Weco-Rederi Holding A/S (“Weco-Rederi”), a company controlled by our former director Johan Wedell-Wedellsborg.  Together, these shares represent approximately 53.3% of the 9,515,471 shares of Common Stock outstanding on the record date.  In the Merger Agreement, Parent has agreed to vote all shares of Common Stock owned by it in favor of the Merger Agreement.  In addition, Messrs. Bogazzi and Wedell-Wedellsborg, each of whom currently owns 909 shares of Common Stock that were awarded to them for their prior services as directors of the Company, have entered into a voting agreement with Parent under which they have agreed to vote these shares in favor of the Merger Agreement.  Accordingly, if 1,266,111 or fewer shares of Common Stock (other than those owned by Parent and Messrs. Bogazzi and Wedell-Wedellsborg) are present in person or represented by proxy and entitled to vote at the special meeting, then the Merger Agreement will be authorized even if no shareholder other than Parent and Messrs. Bogazzi and Wedell-Wedellsborg votes for such authorization.

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares of Common Stock by mail.  If you receive more than one proxy card because you own shares of Common Stock that are registered differently, please vote all of your shares of Common Stock shown on all of your proxy cards.

If you are a shareholder of record, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions or need assistance voting your shares of Common Stock, please contact the Company’s Secretary, Alexander Gorchakov, at +377 97 97 49 90, or at contact@mcshipping.com.  If your broker, bank or other nominee holds your shares of Common Stock, you should also call your broker, bank or other nominee for additional information.

Thank you for your cooperation and continued support.

Very truly yours,

CHARLES LONGBOTTOM	ANTONY S. CRAWFORD
Chairman of the Board	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any securities regulatory agency of any other governmental jurisdiction has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated August 13, 2007, and is first being mailed to shareholders on or about August 15, 2007.

MC SHIPPING INC.
c/o MC Shipping S.A.M.
Gildo Pastor Center
7, rue du Gabian
MC 98000 Monaco

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD SEPTEMBER 5, 2007

To Our Shareholders:

A special meeting of shareholders of MC Shipping Inc., a corporation organized under the laws of the Republic of Liberia (the “Company”), will be held on September 5, 2007, at 10:00 a.m, Eastern Daylight Time, at the office of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor, Conference Room C, New York, New York 10005.

The special meeting is being held for the following purposes:

1.
To consider and vote on a proposal to authorize the Agreement and Plan of Merger, dated as of July 30, 2007, by and among Mast Acquisition Ltd., a Bermuda exempted limited company (“Parent”), Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company (as it may be amended from time to time, the “Merger Agreement”), under which Merger Sub will merge with and into the Company and as a result of which Parent will acquire the Company as its wholly-owned subsidiary and the Company’s shareholders will receive $14.25 in cash for each of their shares (the “Merger”);

2.
To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Merger Agreement; and

3.	To consider any other business as may properly come before the special meeting or any postponement or adjournment thereof.

Your Board of Directors, by a unanimous vote, has approved and recommends that you vote “FOR” the authorization of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, which are discussed in more detail in the attached proxy statement.

Only holders of record of common stock, par value $.01 per share, of the Company (“Common Stock”), at the close of regular trading on the American Stock Exchange (“AMEX”) on August 9, 2007 (the “Record Date”) are entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof.  All shareholders of record are cordially invited to attend the special meeting in person.  A list of registered shareholders as of the Record Date and the number of shares which they are each entitled to vote, certified by the Company’s Secretary, shall be produced at any meeting of shareholders upon request of any shareholder at the meeting or prior thereto.

Your vote is very important.  The Merger cannot be completed unless the Merger Agreement is authorized by the affirmative vote of the holders of two-thirds of the shares of Common Stock present in person or represented by proxy and entitled to vote at the special meeting, but in no event less than a majority of the outstanding shares of Common Stock entitled to vote thereon.  Parent has agreed in the Merger Agreement to vote its approximate 53.3% stake in the outstanding Common Stock in favor of the Merger Agreement.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Common Stock will be represented at the special meeting if you are unable to attend.  If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the authorization of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.  If you are a shareholder of record and do attend the special meeting and wish to vote in person, you may vote by ballot, which will have the effect of revoking any prior proxy.

Company shareholders who do not vote in favor of the authorization of the Merger Agreement will have the right to dissent and seek payment of the fair value of their shares of Common Stock if the Merger is completed, but only if they object to the Merger in writing to the Company before the vote is taken on the authorization of the Merger Agreement and otherwise comply with the other requirements of the Business Corporation Act of the Republic of Liberia (the “BCAL”), which are summarized in the accompanying proxy statement.

By order of the Board of Directors,

ALEXANDER GORCHAKOV
Secretary

August 13, 2007

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	8
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
THE PARTIES TO THE MERGER	13
THE SPECIAL MEETING	14
Time, Place and Purpose of the Special Meeting	14
Record Date and Quorum	14
Proxies; Revocation	14
Required Votes	15
Adjournments	15
Solicitation of Proxies	16
THE TRANSACTION	17
Background of the Transaction	17
Reasons for the Merger	21
Recommendation of the Board of Directors	24
Opinion of Financial Advisor	24
Delisting and Deregistration of the Common Stock; Failure to Consummate the Merger	29
Availability of Funds	30
Interests of the Company’s Directors and Executive Officers in the Merger	30
Certain Material U.S. Federal Income Tax Considerations	31
Regulatory Approvals	33
THE MERGER AGREEMENT	34
The Merger	34
Merger Consideration	34
Payment for the Shares	34
Representations and Warranties	35
Conduct of Business Pending the Merger	37
Other Offers	39
Recommendation Withdrawal/Termination in Connection with a Superior Proposal	40
Special Meeting and Proxy Statement	40
Parent Representation on the Board of Directors	40
Indemnification and Insurance	41
Securityholder Litigation	41
Certain Tax Matters	41
Conditions to the Merger	41
Termination of the Merger Agreement	42
Amendment and Waiver	43
Governing Law; Consent to Jurisdiction	43
MARKET PRICE OF COMMON STOCK	44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
DISSENTERS’ RIGHTS	46
SHAREHOLDER PROPOSALS	48
WHERE YOU CAN FIND ADDITIONAL INFORMATION	48

Agreement and Plan of Merger	ANNEX A
Opinion of DnB NOR Markets, Inc.	ANNEX B
Sections 10.7 and 10.8 of the Business Corporation Act of Liberia	ANNEX C

i

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.  In this proxy statement, the terms “MC Shipping,” “Company,” “we,” “our,” “ours” and “us” refer to MC Shipping Inc. and its subsidiaries.  Each item in this summary term sheet includes a page reference directing you to a more complete description of that item.  The enclosed proxy statement is dated August 13, 2007, and is first being mailed to shareholders on or about August 15, 2007.

The Parties to the Merger (Page 13)

MC SHIPPING INC.
c/o MC Shipping S.A.M.
Gildo Pastor Center
7, rue du Gabian
MC 98000 Monaco

We are an international shipping company focused on maritime transportation of liquefied petroleum gas (LPG), with headquarters in Monaco and offices in London and Singapore.  Presently, we fully or partially own and operate a fleet of 19 vessels, and have contracted to purchase 4 others, that serve the world’s major oil, gas, shipping and trading companies.

MAST ACQUISITION LTD.
c/o Bear Stearns Merchant Banking
383 Madison Avenue
New York, New York 10179

Mast Acquisition Ltd., a Bermuda exempted limited company (“Parent”), is a newly-formed entity controlled by Bear Stearns Merchant Manager III, L.P. (“BSMB”), the private equity affiliate of The Bear Stearns Companies Inc.  Parent was formed for the sole purpose of acquiring the Company and has engaged in no other business activities, except that on July 30, 2007, Parent purchased, for $14.25 in cash per share, 4,226,448 shares of common stock, par value $.01 per share, of the Company (“Common Stock”), from Navalmar Transportes Maritimos LDA (“Navalmar”) and 849,270 shares of Common Stock from Weco-Rederi Holding A/S (“Weco-Rederi”).  Together, these shares represent approximately 53.3% of the 9,515,471 shares of Common Stock outstanding.

MAST MERGER SUB CORP.
c/o Bear Stearns Merchant Banking
383 Madison Avenue
New York, New York 10179

Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly-owned subsidiary of Parent (“Merger Sub”), was formed on July 13, 2007, solely for the purpose of engaging in the acquisition of the Company and has engaged in no other business activities.

BEAR STEARNS MERCHANT MANAGER III, L.P.
383 Madison Avenue
New York, New York 10179

BSMB invests private equity capital in buyouts, recapitalizations and growth capital opportunities alongside management.  BSMB focuses on making control or entrepreneur-driven investments.  Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies.  BSMB manages nearly $5 billion of private equity capital, including its current $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners.  Investments by BSMB and its affiliates include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci’s, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Doral Financial Corporation (NYSE: DRL),  Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore, Stuart Weitzman, Transamerican Auto Parts Company, Universal Hospital Services and The Vitamin Shoppe.

The Special Meeting (Page 14)

The special meeting will be held on September 5, 2007 starting at 10:00 a.m., Eastern Daylight Time, at Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor, Conference Room C, New York, New York 10005.

At the special meeting, you will be asked to consider and vote upon authorization of the Agreement and Plan of Merger, dated as of July 30, 2007, among the Company, Parent and Merger Sub (as it may be amended from time to time, the “Merger Agreement”).  The Merger Agreement provides that Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding share of Common Stock, par value $.01 per share, other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any other subsidiary of Parent, and other than shares of Common Stock held by shareholders who properly exercise their rights under the Business Corporation Act of the Republic of Liberia (the “BCAL”) to dissent from the Merger and seek payment of the fair value of their shares in lieu of receiving the Merger Consideration (as defined below), will be cancelled and converted at the effective time of the Merger into the right to receive $14.25 in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.

At the special meeting, you also will be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Merger Agreement.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any postponements or adjournments of the special meeting.

Record Date (Page 14)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of regular trading on the American Stock Exchange (“AMEX”) on August 9, 2007, the record date for the special meeting (the “Record Date”).  You will have one vote for each share of Common Stock that you owned on the Record Date.  As of the Record Date, there were 9,515,471 shares of Common Stock entitled to be voted.

Required Vote for the Merger (Page 15)

For us to complete the Merger, holders of two-thirds of the shares of Common Stock present in person or represented by proxy and entitled to vote at the special meeting, but in no event less than a majority of the outstanding shares of Common Stock entitled to vote at the special meeting, must vote “FOR” the authorization of the Merger Agreement.  Concurrent with the signing of the Merger Agreement, Parent purchased, for $14.25 in cash per share, 4,226,448 shares of Common Stock from Navalmar and 849,270 shares of Common Stock from Weco-Rederi.  Together, these shares represent approximately 53.3% of the 9,515,471 shares of Common Stock outstanding on the Record Date.  In the Merger Agreement, Parent has agreed to vote all shares of Common Stock owned by it in favor of the Merger Agreement.  In addition, Enrico Bogazzi (who controls Navalmar) and Johan Wedell-Wedellsborg (who controls Weco-Rederi), each of whom currently owns 909 shares of Common Stock that were awarded to them for their prior services as directors of the Company, have entered into a voting agreement with Parent under which they have agreed to vote those shares in favor of the Merger Agreement. Accordingly, if 1,266,111 or fewer shares of Common Stock (other than those owned by Parent and Messrs. Bogazzi and Wedell-Wedellsborg) are present in person or represented by proxy and entitled to vote at the special meeting, then the Merger Agreement will be authorized even if no shareholder other than Parent and Messrs. Bogazzi and Wedell-Wedellsborg votes for such authorization.

An abstention from voting on the proposal to authorize the Merger Agreement will have the same effect as a vote against such proposal.  A “broker non-vote” (as described in “The Special Meeting—Proxies; Revocation” on page 14) will not affect the outcome of the vote on the proposal to authorize the Merger Agreement.

As of the Record Date, the directors and current executive officers of the Company beneficially owned in the aggregate approximately 3.1% of the outstanding shares of Common Stock.

Proxies; Revocation (Page 14)

Any shareholder of record of Common Stock who is entitled to vote at the special meeting may submit a proxy by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting and presenting proof of their ownership of the shares of Common Stock they intend to vote.  If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you should instruct them on how to vote your shares of Common Stock using the form of instructions provided by them.  If you do not provide them with instructions, your shares of Common Stock will not be voted at the special meeting.

Any shareholder of record of Common Stock who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•
by delivering a written instrument executed by such shareholder or his or her authorized attorney to the principal office of the Company set forth above at any time up to an including the last business day preceding the date of the special meeting or any adjournment thereof, or

•	by any other manner permitted by law.

Simply attending the special meeting will not constitute revocation of a proxy.  If you have instructed your broker, bank or other nominee to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by them to change those instructions.

The Transaction (Page 17)

If the Merger Agreement is authorized by the Company’s shareholders and the other conditions to closing under the Merger Agreement are satisfied, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger.  Upon completion of the Merger, all of your shares of Common Stock (except shares for which dissenters seek payment of fair value) will be converted into the right to receive $14.25 per share in cash, without interest and less any applicable withholding taxes.  Following the completion of the Merger, the Common Stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

We are working to complete the Merger as soon as possible.  Because completion of the Merger is not conditioned on the receipt of any governmental or regulatory approvals, the Merger is expected to close immediately following receipt of Company shareholder approval.

The Transaction Committee of our Board of Directors (the “Transaction Committee”) – which is comprised solely of directors who are neither Company officers nor affiliates of Navalmar or Weco-Rederi and was created to independently evaluate the transaction – recommended the Merger to our Board of Directors.  The Transaction Committee received an opinion from DnB NOR Markets, Inc. (“DnB”) with respect to the fairness, from a financial point of view, of the Merger Consideration to the Company’s shareholders.  Based on the Transaction Committee’s recommendation, our Board of Directors approved the Merger Agreement and recommended that the Company’s shareholders vote “FOR” the authorization of the Merger Agreement.

For the factors considered by the Transaction Committee and our Board of Directors in reaching their decision to approve and adopt the Merger Agreement, see “The Transaction—Reasons for the Merger” and “The Transaction—Recommendation of the Board of Directors” beginning on page 21 and page 24, respectively.  See also “The Transaction—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30.

Opinion of Financial Advisor (Page 24 and Annex B)

The Transaction Committee retained DnB to provide it with financial advisory services and a fairness opinion in connection with the Merger.  DnB delivered its written opinion dated July 30, 2007 to the Transaction Committee that, based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be paid pursuant to the Merger Agreement was fair from a financial point of view to the shareholders of the Company.

The full text of the written opinion of DnB, dated July 30, 2007, which sets forth, among other things, assumptions made, matters considered and qualifications to and limitations on the review undertaken in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference.  You are encouraged to read this opinion in its entirety.  This opinion was provided to the Transaction Committee as to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be paid by Parent in connection with the Merger.  The opinion does not constitute a recommendation as to what course of action the Transaction Committee, our Board of Directors or the Company should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by the Company to engage in the Merger.

Financing (Page 30)

Parent and Merger Sub have represented to us that they collectively have, and will have at the effective time of the Merger, sufficient cash resources available to pay the aggregate Merger Consideration and all fees and expenses payable by them in connection with the Merger Agreement and the transaction contemplated thereby.  That being the case, there is no financing condition to the Merger Agreement.  Concurrent with the signing of the Merger Agreement, Parent, under the terms of a Stock Purchase Agreement with Navalmar and Weco-Rederi, paid approximately $72.3 million in the aggregate for the shares of Common Stock owned by each of Navalmar and Weco-Rederi, representing $14.25 per share, the same consideration to which you will be entitled if the Merger is completed and you do not exercise dissenters’ rights.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 30)

In considering the recommendation of our Board of Directors, you should be aware that our directors and executive officers may have interests in the Merger and/or prospective relationships with Parent that are different from, or in addition to, your interests as a shareholder, including the following:

•
the Merger Agreement provides for indemnification arrangements for each of the present and former directors and officers of the Company and each Company subsidiary for a period of six years following the effective time of the Merger, as well as continued insurance coverage for acts or omissions occurring at or prior to the effective time of the Merger;

•
the Company has in place severance arrangements for its officers under which an officer who is dismissed (other than for cause) or made redundant will receive 12 months’ salary, except that if an officer is dismissed or made redundant as a result of Parent’s simultaneous purchase of Navalmar’s and Weco-Rederi’s respective shares of Common Stock concurrent with the signing of the Merger Agreement, the severance arrangements provide that the officer will receive 18 months’ salary; and

•
concurrent with the signing of the Merger Agreement, the Company’s Chief Executive Officer, Antony Crawford, and Chief Operating Officer, Graham Pimblett, entered into a binding commitment letter with Parent (as more fully described under “The Transaction – Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30) providing for, at the effective time of the Merger, (i) Mr. Pimblett’s employment terms to be the same as those currently in effect, (ii) a new definitive employment agreement between Mr. Crawford and the Company at the effective time of the Merger, (iii) a management equity incentive plan which will provide Company employees with the opportunity to indirectly benefit from up to 16% of the fully diluted common stock of Parent, subject to continued employment or the achievement of certain performance goals, and (iv) the acquisition by Messrs. Crawford and Pimblett of approximately 1.0% and 0.1%, respectively, of the fully diluted common stock of Parent.

Certain Material U.S. Federal Income Tax Considerations (Page 31)

The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. You should consult your own local national tax advisor to determine the tax consequences to you in light of your particular circumstances.

Regulatory Approvals (Page 33)

No consents or approvals of, or filings, declarations or registrations with, any governmental or regulatory authority are necessary for the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the Merger.

Conditions to the Merger (Page 41)

The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including:

•	the Company’s shareholders voting in favor of authorizing the Merger Agreement;

•	the absence of any restraining order, injunction or other order preventing the consummation of the Merger and of any law that makes the consummation of the Merger illegal;

•
the Company’s, Parent’s and Merger Sub’s representations and warranties being true and correct as of the effective time of the Merger in a manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 41; and

•
the Company, Parent, and Merger Sub must have performed and complied in all material respects with all agreements required by the Merger Agreement to be performed or complied with on or prior to the effective time of the Merger.

Other Offers (Page 39)

From July 30, 2007 through September 2, 2007, the Company is permitted by the Merger Agreement to (i) solicit, initiate or knowingly encourage any proposal for an alternative business combination transaction relating to all or substantially all of the Company’s stock or assets, and (ii) negotiate with any person with respect to such an alternative business combination transaction (as described in further detail under the caption “The Merger Agreement—Other Offers” beginning on page 39).

On September 2, 2007, at 11:59 p.m. (the “No-Shop Period Start Date”), the Company is required under the Merger Agreement to cease to engage in the activities noted in (i) and (ii) above and thereafter may not (x) participate in any discussions or negotiations with, or furnish any non-public information to, any person regarding any alternative business combination transaction relating to all or substantially all of the Company’s stock or assets or (y) grant any release or waiver under any standstill or similar agreement relating to the Company.  Notwithstanding the foregoing, commencing on the No-Shop Period Start Date and at any time prior to obtaining the Company shareholder approval with respect to the Merger, the Company may, under certain circumstances described under “The Merger Agreement—Other Offers” beginning on page 39, participate in discussions and negotiations with certain persons that make unsolicited proposals for an alternative business combination transaction relating to all or substantially all of the Company’s stock or assets.

Termination of the Merger Agreement (Page 42)

The Merger Agreement may be terminated:

•	by mutual written consent of Parent and the Company; or

•	by either the Company or Parent, if:

•	any order or other action by any governmental authority restraining, enjoining or prohibiting the Merger has become final and non-appealable; or

•	the Merger is not consummated on or before October 27, 2007; or

•	the Company’s shareholders do not vote in favor of authorizing the Merger Agreement.

•	by Parent if:

•
the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in a manner described under “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42 on and as of the date of such determination;

•
the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it and, as a result, the conditions to Parent’s obligation to complete the Merger would not be satisfied and are not capable of being satisfied by October 27, 2007; or

•	a triggering event (as described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42) shall have occurred.

•	by the Company if:

•
Parent has breached any of its representations, warranties, covenants or agreements and, as a result, the conditions to the Company’s obligation to complete the Merger would not be satisfied and are not capable of being satisfied by October 27, 2007; or

~~•~~
the Company enters into a definitive agreement providing for an alternative business combination transaction relating to all or substantially all of the Company’s stock or assets (as described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42); provided, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations to pay Parent a termination fee as described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42).

Termination Fee (Page 42)

Under certain circumstances, in connection with the termination of the Merger Agreement, we will be required to pay a termination fee equal to $7.75 million to Parent.  See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42.

Sale of Shares by Certain Shareholders (Page 17)

Concurrent with the signing of the Merger Agreement on July 30, 2007, Navalmar and Weco-Rederi, with collective ownership of approximately 53.3% of the shares of Common Stock outstanding, sold their respective shares of Common Stock to Parent at the same $14.25 price per share that is payable under the Merger Agreement.  In anticipation of the change of control triggered by such sale, it was necessary for Company management to obtain various consents and waivers required under contractual arrangements with third parties.  Mr. Bogazzi and Mr. Wedell-Wedellsborg, who were designees of Navalmar and Weco-Rederi, respectively, on the Board of Directors, resigned their positions as directors of the Company immediately prior to the meeting of the Board of Directors at which the Merger Agreement was approved.  Accordingly, neither Mr. Bogazzi nor Mr. Wedell-Wedellsborg took part in the consideration or approval of the Merger Agreement or the Merger by the Board of Directors.

Parent Representation on the Board of Directors (Page 40)

Under specified circumstances, described in further detail under the caption “The Merger Agreement—Parent Representation on the Board of Directors” beginning on page 40, Parent will be entitled to representation on our Board of Directors if the Merger Agreement is terminated and Parent continues to own more than 50% of the outstanding Common Stock, subject to the condition that from and after such time as Parent obtains proportionate representation on the Board of Directors until Parent owns 100% of the outstanding Common Stock, the Board of Directors must also include three independent directors, and any transaction between Parent and Company (including mergers and acquisitions of additional shares) must be approved by a majority of the independent directors or by a majority of the minority shareholders.  See “The Merger Agreement—Parent Representation on the Board of Directors” beginning on page 40.

Market Price of Common Stock (Page 44)

Our Common Stock trades on the AMEX under the trading symbol “MCX.” On July 27, 2007, which was the last public trading date before the Merger was announced, our Common Stock closed at $11.91 per share.  On August 9, 2007, our Common Stock closed at $14.05 per share.

Dissenters’ Rights (Page 46 and Annex C)

Section 10.7 of the BCAL  provides you with rights to dissent from the Merger.  This means that if you fully comply with the procedures for dissenting and seeking payment of the fair value of your shares provided for under Section 10.8 of the BCAL, you will be entitled to have the fair value of your shares of Common Stock determined by the applicable court of the Republic of Liberia and to receive payment in cash for your shares of Common Stock based on that valuation in lieu of the Merger Consideration.  To exercise these rights, you must object in writing to the Company before the vote on the Merger Agreement is taken at the special meeting and you must not vote in favor of authorizing the Merger Agreement.  Your failure to follow exactly the procedures specified under the BCAL may result in the loss of these rights.  A copy of Sections 10.7 and 10.8 of the BCAL is attached to this proxy statement as Annex C.  The Company is not aware of any published judicial interpretation of these provisions of the BCAL, and there can be no assurance that the amount any shareholder would receive in connection with the assertion of dissenters’ rights under the BCAL will be different from, or more or less than, the Merger Consideration.  See “Dissenters’ Rights” beginning on page 46 and Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposal to authorize the Agreement and Plan of Merger, dated as of July 30, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among MC Shipping Inc., a corporation organized under the laws of the Republic of Liberia (the “Company”), Mast Acquisition Ltd., a newly-formed exempted limited company organized under the laws of Bermuda (“Parent”), which is controlled by Bear Stearns Merchant Manager III, L.P. (“BSMB”), and Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly-owned subsidiary of Parent (“Merger Sub”), which provides that Merger Sub will merge with and into the Company (the “Merger”), and each outstanding share of common stock, par value $.01 per share, of the Company (“Common Stock”) (other than shares held in the treasury of the Company or owned by Parent, Merger Sub or any other subsidiary of Parent, and other than shares of Common Stock held by shareholders who properly exercise their rights under the Business Corporation Act of the Republic of Liberia (“BCAL”) to dissent from the Merger and seek payment of the fair value of their shares in lieu of receiving the Merger Consideration (as defined below)) will be cancelled and converted at the effective time of the Merger into the right to receive $14.25 in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.  These questions and answers may not address all questions that may be important to you as a shareholder of the Company.  Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

In this proxy statement, the terms “MC Shipping,” “Company,” “we,” “our,” “ours” and “us” refer to MC Shipping Inc. and its subsidiaries.

Q:	What is the proposed transaction?

A:
The proposed transaction is the acquisition pursuant to the Merger Agreement of the Company by Parent, which is controlled by BSMB.  Once the Merger Agreement has been authorized by the Company’s shareholders and the other conditions to closing under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company.  The Company will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent.

Q:	What will I receive in the Merger?

A:
Upon completion of the Merger, you will be entitled to receive, for each share of our Common Stock that you own, $14.25 in cash, without interest and less any applicable withholding taxes.  You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:
The special meeting will take place on September 5, 2007, at 10:00 a.m., Eastern Daylight Time, at Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor, Conference Room C, New York, New York 10005.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals:

•	to authorize the Merger Agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any postponement or adjournment thereof.

Q:	What vote of our shareholders is required to authorize the Merger Agreement?

A:
For us to complete the Merger, shareholders holding two-thirds of the shares of Common Stock present in person or represented by proxy and entitled to vote at the special meeting, but in no event less than a majority of the shares of Common Stock outstanding and entitled to vote at the special meeting, must vote “FOR” the authorization of the Merger Agreement.  An abstention from voting on the proposal to authorize the Merger Agreement will have the same effect as a vote against such proposal.  A “broker non-vote” (as described in “The Special Meeting—Proxies; Revocation” on page 14) will not affect the outcome of the vote on the proposal to authorize the Merger Agreement.  Parent owns approximately 53.3% of the shares of Common Stock outstanding on the Record Date (as defined below) and has agreed, in the Merger Agreement, to vote all shares of Common Stock owned by it in favor of authorizing the Merger Agreement.

Q:	What vote of our shareholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the special meeting.  Accordingly, if Parent votes in favor of this proposal, the approval of such proposal would be assured.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:
Our Board of Directors recommends that our shareholders vote “FOR” (i) the authorization of the Merger Agreement and (ii) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to authorize the Merger Agreement.  You should read “The Transaction—Reasons for the Merger” and “The Transaction—Recommendation of the Board of Directors” beginning on page 21 and page 24, respectively, for a discussion of the factors that our Board of Directors considered in deciding to recommend the authorization of the Merger Agreement.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully, including its Annexes and the other documents referred to herein, and to consider how the Merger affects you and submit your proxy to vote your shares of Common Stock at the special meeting.  You can ensure that your shares of Common Stock are voted at the special meeting by completing, signing, dating and mailing each proxy card or voting instruction card and returning it via mail in the envelope provided.

Q:	If my shares of Common Stock are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares of Common Stock for me?

A:
If a shareholder’s shares of Common Stock are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for the shareholder to direct the broker, bank or other nominee how to vote its shares of Common Stock.  Shareholders who hold shares of Common Stock in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares of Common Stock.  If a shareholder that holds shares of Common Stock in “street name” desires to attend the special meeting, the shareholder should bring a letter from its broker, bank or other nominee identifying the shareholder as the beneficial owner of such shares and authorizing the shareholder to vote.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:
No.  After the Merger is completed, you will receive a letter of transmittal with detailed written instructions for exchanging your stock certificates for the Merger Consideration.  If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration.  Please do not send your stock certificates with your proxy.

Q:	Can I change my vote?

A:
Yes, if you are a record holder and you attend the special meeting, you may change your vote at any time before the voting closes at the special meeting.  If you give a proxy, you may revoke it at any time before it is exercised.  You may revoke your proxy by:

•
delivering a written instrument executed by you or your authorized attorney to the principal office of the Company set forth above at any time up to and including the last business day preceding the date of the special meeting or any adjournment thereof; or

•	any other manner permitted by law.

Your most current proxy is the proxy that will be counted.  Simply attending the special meeting will not automatically revoke your proxy.  You must vote in person at the special meeting in order to revoke your proxy.  If you do not attend the special meeting, your proxy or revocation must be received by the Company by 5:00 p.m., Eastern Daylight Time, on September 4, 2007 to be counted.  If you have instructed your broker, bank or other nominee to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by it to change these instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares of Common Stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card.  Please complete and return all of the proxy cards or voting instruction cards you receive to ensure that all of your shares of Common Stock are voted.

Q.	What effects will the proposed Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly-owned by Parent.  Following consummation of the Merger, the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the U.S. Securities and Exchange Commission (the “SEC”).  In addition, upon completion of the Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the American Stock Exchange (“AMEX”).

Q.	What happens if I sell my shares of Common Stock before the special meeting?

A:
The Record Date (as defined below) is earlier than the date of the special meeting.  If you transfer shares of Common Stock after August 9, 2007 (the “Record Date”) but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $14.25 per share in cash to be received by the Company’s shareholders in the Merger.  To be entitled to receive the $14.25 per share Merger Consideration, you must continue to hold your shares of Common Stock through the completion of the Merger.

Q.	When is the Merger expected to be completed?

A:
To complete the Merger, we must obtain shareholder authorization and the other conditions to closing under the Merger Agreement must be satisfied or waived.  Because completion of the Merger is not conditioned on the receipt of any governmental or regulatory approvals, the Merger is expected to close immediately following receipt of Company shareholder approval.

Q.	What happens if the Merger is not consummated?

A.
If the Merger Agreement is not authorized by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of Common Stock in connection with the Merger.  Instead, our Common Stock will continue to be registered with the SEC and listed and traded on the AMEX.  See the section captioned “The Transaction – Delisting and Deregistration of the Common Stock; Failure to Consummate the Merger” beginning on page 29.  Under specified circumstances, the Company may be required to pay Parent a termination fee as described under the caption “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42.  In addition, under specified circumstances, described in further detail under the caption “The Merger Agreement – Parent Representation on the Board of Directors” beginning on page 40, Parent will be entitled to representation on the Board of Directors if the Merger Agreement is terminated for any reason (other than for a breach by Parent) and an alternative transaction is not completed within 90 days thereafter, which could result in Parent having the right to designate a majority of the members of the Board of Directors, subject to the condition that the Board of Directors must also include three independent directors, and any transaction between Parent and the Company (including mergers and acquisitions of additional shares) must be approved by a majority of the independent directors or by a majority of the minority shareholders.  See “The Merger Agreement—Parent Representation on the Board of Directors” beginning on page 40.

Q:	Who can help answer my other questions?

A:
If you have more questions about the Merger, please contact the Company’s Secretary, Alexander Gorchakov, at +377 97 97 49 90, or at contact@mcshipping.com.  If your broker, bank or other nominee holds your shares of Common Stock, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger.  These statements can be identified by the fact that they do not relate strictly to historical or current facts.  There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Transaction,” “The Transaction—Opinion of Financial Advisor” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the Merger and related transactions.  These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law.  In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	the risk that the Merger disrupts current plans and operations or negatively impacts employee retention;

•	the effect of the announcement of the Merger on our client and customer relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

THE PARTIES TO THE MERGER

The Company

We are an international shipping company focused on maritime transportation of liquefied petroleum gas (LPG), with headquarters in Monaco and offices in London and Singapore.  Presently, we fully or partially own and operate a fleet of 19 vessels, and have contracted to purchase 4 others, that serve the world’s major oil, gas, shipping and trading companies.

Parent

Mast Acquisition Ltd., a Bermuda exempted limited company (“Parent”), is a newly-formed entity controlled by Bear Stearns Merchant Manager III, L.P. (“BSMB”), the private equity affiliate of The Bear Stearns Companies Inc.  Parent was formed for the sole purpose of acquiring the Company and has engaged in no other business activities, except that on July 30, 2007, Parent purchased 4,226,448 shares of Common Stock from Navalmar Transportes Maritimos LDA (“Navalmar”) and 849,270 shares of Common Stock from Weco-Rederi Holding A/S (“Weco-Rederi”), representing in the aggregate approximately 53.3% of the shares of Common Stock outstanding, for $14.25 in cash per share, the same consideration that you will be entitled to if the Merger is completed and you do not exercise dissenters’ rights.

Merger Sub

Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly-owned subsidiary of Parent (“Merger Sub”), was formed on July 13, 2007, solely for the purpose of engaging in the acquisition of the Company and has engaged in no other business activities.

BSMB

BSMB invests private equity capital in buyouts, recapitalizations and growth capital opportunities alongside management.  BSMB focuses on making control or entrepreneur-driven investments.  Since its formation in 1997, BSMB has been an investor in over 50 portfolio companies.  BSMB manages nearly $5 billion of private equity capital, including its current $2.7 billion institutional fund and capital dedicated to its affiliate, Bear Growth Capital Partners.  Investments by BSMB and its affiliates include: ACA Capital Holdings (NYSE: ACA), Alter Moneta, Balducci’s, CamelBak Products, Caribbean Financial Group, Cavalry Investments, Churchill Financial Holdings, Dairyland, Doral Financial Corporation (NYSE: DRL),  Everything But Water, Harlem Furniture, Ironshore Inc., Multi Packaging Solutions, New York & Company (NYSE: NWY), PlayCore, Stuart Weitzman, Transamerican Auto Parts Company, Universal Hospital Services and The Vitamin Shoppe.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held on September 5, 2007, at 10:00 a.m., Eastern Daylight Time, at Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, 54th Floor, Conference Room C, New York, New York 10005, or at any postponement or adjournment thereof.  The purpose of the special meeting is for our shareholders to consider and vote upon the authorization of the Merger Agreement.  Our shareholders must authorize the Merger Agreement by the required vote described below in order for the Merger to occur.  If our shareholders fail to authorize the Merger Agreement, the Merger will not occur.  A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Record Date and Quorum

The holders of record of shares of Common Stock as of the close of regular trading on the AMEX on August 9, 2007, the Record Date, are entitled to receive notice of and to vote at the special meeting.  As of the Record Date, 9,515,471 shares of Common Stock were outstanding and entitled to be voted at the special meeting.

The shareholders entitled to cast a majority of the total number of votes which may be cast at the special meeting represented in person or by proxy will constitute a quorum for purposes of the special meeting.  A quorum is necessary to hold the special meeting.  Any shares of Common Stock held in treasury by the Company or by any of our subsidiaries will not be counted for purposes of determining a quorum.  Once a share of Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting.  However, if a new Record Date is set for the adjourned special meeting, then a new quorum must be established.  A quorum for purposes of the special meeting will be assured if Parent attends the special meeting as required by the Merger Agreement.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares of Common Stock will be voted at the special meeting as you indicate on your proxy card.  If you sign your proxy card but no voting instructions are indicated, your shares of Common Stock will be voted “FOR” the authorization of the Merger Agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you should instruct your nominee how to vote your shares of Common Stock using the form of instructions provided by it.  If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee for directions on how to vote your shares of Common Stock.  Under applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters (such as the Merger Agreement proposal and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies) and thus, without specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the authorization of the Merger Agreement or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.  When a nominee votes a customer’s shares of Common Stock on some but not all of the proposals properly presented at the special meeting, each non-routine proposal for which the nominee cannot vote because such nominee has not received a voting instruction from its customer is referred to as a “broker non-vote.”

You may revoke your proxy or change your vote at any time before the vote is taken at the special meeting.  If you are a shareholder of record and wish to revoke your proxy, you may do so by (i) delivering a written instrument executed by you or your authorized attorney to the principal office of the Company set forth above at any time up to and including the last business day preceding the date of the special meeting or any adjournment thereof, or (ii) any other manner permitted by law.

Please note that if you have instructed your broker, bank or other nominee to vote your shares of Common Stock, the options for revoking your proxy or changing your vote described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank or other nominee to change these instructions.

The Company does not expect that any matter other than the authorization of the Merger Agreement and the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies will be brought before the special meeting.  If, however, any such other matter is properly presented at the special meeting or any postponement or adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares of Common Stock represented by duly executed proxies in accordance with their discretion and judgment.

Required Votes

Completion of the Merger requires the authorization of the Merger Agreement by the affirmative vote of the holders of two-thirds of the shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the special meeting, but in no event less than a majority of the outstanding shares of Common Stock entitled to vote thereon.  Each holder of record of shares of Common Stock entitled to vote will have the right to one vote for each such share of Common Stock held.  An abstention from voting on the proposal to authorize the Merger Agreement will have the same effect as a vote against such proposal.  A “broker non-vote” (as described above) will not affect the outcome of the vote on the proposal to authorize the Merger Agreement.

In the Merger Agreement, Parent has agreed to vote all shares of Common Stock owned by it on the Record Date (representing 53.3% of the outstanding shares) in favor of authorization of the Merger Agreement.  In addition, Messrs. Bogazzi and Wedell-Wedellsborg, each of whom currently owns 909 shares of Common Stock that were awarded to them for their prior services as directors of the Company, have entered into a voting agreement with Parent under which they have agreed to vote these shares in favor of the Merger Agreement. Accordingly, if 1,266,111 or fewer shares of Common Stock (other than those owned by Parent and Messrs. Bogazzi and Wedell-Wedellsborg) are present in person or represented by proxy and entitled to vote at the special meeting, then the Merger Agreement will be authorized even if no shareholder other than Parent and Messrs. Bogazzi and Wedell-Wedellsborg votes for such authorization.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires a majority of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote thereon at the special meeting.  Accordingly, if Parent votes in favor of the proposal, the approval of such proposal would be assured.

As of the Record Date, the directors and current executive officers of the Company beneficially owned, in the aggregate, approximately 3.1% of the outstanding shares of Common Stock.

Adjournments

Although it is not currently expected, the special meeting may be postponed or adjourned, if necessary or appropriate, for the purpose of soliciting additional proxies to authorize the Merger Agreement, but, in the case of adjournment, only if the proposal to permit such adjournment is adopted.  Any adjournment made for lack of quorum to conduct business, or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record on the record date of such adjourned meeting.  A quorum for purposes of the special meeting will be assured if Parent attends the special meeting as required by the Merger Agreement.  Otherwise, when a meeting of shareholders is adjourned to another time or place it shall not be necessary to give any notice other than by announcement at the meeting.  In the event that there is present, in person or by proxy, sufficient voting power to secure the vote of the shareholders of the Company necessary to authorize the Merger Agreement, we do not anticipate that we will adjourn the special meeting.  Any signed proxies received by the Company on which no voting instructions are provided on this proposal will be voted in favor of the proposal to authorize the Merger Agreement.  Any postponement or adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as postponed or adjourned.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation.  In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies in person, by telephone or otherwise.  These persons will not receive additional or special compensation for such solicitation services.  The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE TRANSACTION

Background of the Transaction

Our Board of Directors, together with our management team, has regularly evaluated our business strategy, strategic alternatives and prospects for growth in an effort to continually improve our operations and financial performance and assess opportunities to create value for our shareholders.  In connection with this evaluation, we have routinely considered potential organic growth opportunities, as well as indications of interest from potential acquirers, business combinations and other strategic opportunities.

Navalmar and Weco-Rederi acquired their respective shares of Common Stock through a series of private and open market purchases during the period from 2004 to 2006.  During this period, Enrico Bogazzi (who controls Navalmar) and Johan Wedell-Wedellsborg (who controls Weco-Rederi) were appointed to our Board of Directors as designees of each of Navalmar and Weco-Rederi, respectively.  Each of Navalmar and Weco-Rederi advised our Board of Directors and management from time to time of their belief that the market price of the Common Stock did not reflect the true value of the Company, and that each had been approached on a preliminary basis by several parties expressing an interest in purchasing their respective shares.  In connection with these discussions, each of Navalmar and Weco-Rederi indicated to our Board of Directors and management from time to time their respective interest in a transaction involving the Company in which all shareholders would be permitted to realize a value in excess of the Company’s net asset value.

At a regular meeting of our Board of Directors held on March 21, 2007, Company management presented a business plan covering the three year period ended December 31, 2009.  Based on management’s presentation, our Board of Directors concluded that the Company’s current equity base would only permit limited growth and that, therefore, an additional equity infusion in the range of $50 million would be required to accommodate the targeted goals for growth set forth in management’s business plan.  Our Board of Directors authorized management to hold preliminary discussions with potential sources of equity financing, but recognized that a public equity offering would be dilutive to current shareholders in view of the fact that the Common Stock was trading below the Company’s net asset value.

At a meeting of our Board of Directors held on April 10, 2007, management reported that several parties, including BSMB, had expressed preliminary interest in purchasing either the shares held collectively by each of Navalmar and Weco-Rederi, representing in the aggregate approximately 53.3% of the outstanding Common Stock, and/or the entire Company.  At this point, each of Navalmar and Weco-Rederi indicated that while they would support the growth of the Company, they would be interested in selling their respective interests in the Company at an attractive price if that opportunity became available to them.  Preliminary discussions continued with several potential investors, including BSMB.

Following a discussion with Antony Crawford, our Chief Executive officer, concerning BSMB’s possible interest in acquiring the Company, on May 14, 2007, BSMB sent a letter to Mr. Crawford setting forth its indication of interest in acquiring 100% of the outstanding shares of Common Stock for cash at an equity price per share range of $13.00 to $14.00.  BSMB’s letter indicated that it intended to submit a formal offer following a 30-day due diligence period.  The letter also indicated that BSMB’s financing for the acquisition would be committed as of the date of any formal offer and that it was not aware of any unusual regulatory requirements that might delay or hinder completion of its acquisition of the Company.  Each of Navalmar and Weco-Rederi advised management that they also had discussed a potential sale of their respective interests to BSMB, that BSMB was interested in purchasing all (but not less than all) of the shares of Common Stock owned collectively by Navalmar and Weco-Rederi, and that they were each satisfied with BSMB’s valuation range.

On May 18, 2007, the Company’s directors (other than the two directors affiliated with Navalmar or Weco-Rederi) met telephonically with representatives of the Company’s outside legal counsel, Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), to discuss the BSMB letter.  At the conclusion of this meeting, the directors in attendance determined that it was in the best interests of the Company and its shareholders that BSMB be allowed to conduct due diligence with a view to seeking an increase in BSMB’s valuation.  These directors also decided to propose that the Board of Directors appoint a Transaction Committee consisting of the four directors who were neither officers of the Company nor affiliated with Navalmar or Weco-Rederi, for the purpose of negotiating a potential acquisition of the Company with BSMB or any other potential acquirers, and directed Milbank to negotiate an appropriate confidentiality/standstill agreement with BSMB prior to the commencement of its due diligence investigation.

On May 21, 2007, the Company entered into a confidentiality/standstill agreement with BSMB.  Thereafter, BSMB proceeded with its due diligence investigation of the Company, which included discussions with members of Company management and Mr. Bogazzi.  After the May 18, 2007 meeting, our Board of Directors established a Transaction Committee consisting of Messrs. Blankley, Longbottom, Pardini and Schomburg, all of whom were neither officers of the Company nor affiliated with Navalmar or Weco-Rederi, to negotiate the terms of the BSMB proposal, solicit proposals from other potential acquirers of the Company, recommend any such proposal to the full Board of Directors and retain, at the Company’s expense, legal, accounting and financial advisers to assist the Transaction Committee in connection with its duties and obligations.

On June 20, 2007, following completion of a substantial portion of its due diligence investigation, BSMB sent a letter to the Board of Directors in which it proposed to acquire all of the outstanding shares of Common Stock at a price of $13.50 in cash per share.  BSMB’s letter indicated that its proposed price represented a premium of approximately 30.7% of the Company’s six-month average price per share as well as a premium to the Company’s net asset value.  BSMB’s letter also indicated that the offer was not contingent on securing any additional debt financing, but that it was contingent on (i) reaching an agreement with Navalmar and Weco-Rederi to sell all (but not less than all) of their respective interests in the Company to BSMB prior to entering into a transaction with the Company, and otherwise support BSMB’s acquisition of the remaining shares of Common Stock and (ii) obtaining a 14-calendar day period of exclusive dealings with the Company during which it would complete its due diligence, negotiate a merger agreement and negotiate employment arrangements with Company management.  Each of Navalmar and Weco-Rederi indicated to our management that they would be willing to sell their respective interests in the Company to BSMB at the proposed $13.50 per share price.

Following a series of discussions among the members of the Transaction Committee, Mr. Pardini was directed to retain DnB NOR Markets, Inc. (“DnB”) to seek indications of interest from other potential acquirers of the Company and to communicate to BSMB that the Transaction Committee was not prepared to grant exclusivity unless BSMB improved the financial terms of its offer and agreed to permit the Company to solicit superior proposals for a period of time following the signing of any definitive acquisition agreement between BSMB and the Company.  Following discussions between Mr. Pardini and representatives of BSMB, and before DnB was able to commence solicitation of alternative proposals, BSMB orally agreed – subject to being granted exclusive negotiating rights for 14 days – to increase its proposed cash purchase price to $14.25 per share and to permit the Company to solicit superior proposals following the signing of any definitive acquisition agreement with BSMB.

On June 26, 2007, the Transaction Committee appointed Mr. Pardini as its Chairman and authorized Mr. Pardini to cause the Company to enter into an exclusive negotiating arrangement with BSMB for a period of at least 14 calendar days on customary and appropriate terms.  The next day, June 27, 2007, the Company and BSMB entered into an exclusivity agreement providing for a 14-calendar day exclusive negotiating period after which either party could terminate the arrangement on not less than three business days’ prior written notice.

During the exclusivity period, representatives of the Transaction Committee and BSMB continued to negotiate the terms of the proposed transaction and Milbank exchanged drafts of a merger agreement with BSMB’s legal counsel, Weil, Gotshal & Manges LLP (“Weil”).  During this period, BSMB separately sought to negotiate an arrangement to purchase all (but not less than all) of the respective shares of Common Stock owned by Navalmar and Weco-Rederi, but only in connection with the execution of, and at the same purchase price as provided in, any definitive merger agreement to be entered into with the Company.  Although each of Navalmar and Weco-Rederi informed BSMB that it was their clear preference that the sale of their respective shares to BSMB not be tied to the negotiation of such a merger agreement, BSMB informed Navalmar, Weco-Rederi and the Transaction Committee that it was not prepared to purchase any of Navalmar’s or Weco-Rederi’s shares prior to the signing of a merger agreement.  BSMB also informed the Transaction Committee that it desired representation on the Board of Directors at the time of purchasing those shares.  Representatives of the Transaction Committee and Milbank expressed their concern to BSMB and Weil that BSMB’s purchase of Navalmar’s and Weco-Rederi’s respective shares prior to completion of a merger would discourage other potential acquirers from submitting competing proposals to the BSMB transaction.  At that time, each of Navalmar and Weco-Rederi advised the Transaction Committee that, given BSMB’s interest in purchasing their respective shares of Common Stock concurrently with the execution of the merger agreement, it was their preference to proceed with such sale without waiting until a merger transaction could be consummated, although neither was seeking any additional premium that might otherwise be available to the Company’s remaining shareholders.  Milbank discussed with the Transaction Committee BSMB’s unwillingness to proceed with the purchase of Navalmar and Weco-Rederi’s respective shares unless it could concurrently enter into a merger agreement with the Company, and possible ways in which the Company could potentially prevent or delay a sale of shares by Navalmar and Weco-Rederi to BSMB, but the Transaction Committee determined that this was neither practical nor desirable in view of the constructive relationship between the Company and those shareholders since they had acquired their respective interests in the Company.

In order to address the concerns raised by the Transaction Committee, on July 5, 2007, Weil sent an email to Milbank setting forth a proposed structure for the transaction.  Under this proposed structure, (i) BSMB would purchase all of the respective shares owned by each of Navalmar and Weco-Rederi for $14.25 per share contemporaneously with the signing of a merger agreement with the Company, but would not demand representation on the Board of Directors, (ii) pursuant to the merger agreement, BSMB would seek to acquire shares owned by the other Company shareholders at the same price through a tender offer followed by a second-step merger, (iii) the Company would have a 30-day period following the signing of the merger agreement to affirmatively solicit a superior proposal and, if the Company determined to accept a superior proposal, the Company would be permitted to terminate the merger agreement with BSMB subject to payment of a termination fee equal to 3% of the Company’s enterprise value plus reimbursement of BSMB’s documented out-of-pocket expenses, (iv) if the Company terminated the merger agreement to accept a superior proposal involving a purchase price of at least $15.25 per share that had no financing or other conditions less favorable to the Company and its shareholders than those negotiated with BSMB, then BSMB would be required to sell its shares (previously acquired from Navalmar and Weco-Rederi) in connection with such superior proposal and (v) in the event that any such superior proposal was not consummated within 20 business days, BSMB would obtain proportionate representation on the Board of Directors.

Following discussions among representatives of the Transaction Committee and BSMB and their respective legal counsel, the Transaction Committee agreed that the transaction could be structured with BSMB’s purchase of the respective shares owned by each of Navalmar and Weco-Rederi contemporaneously with the signing of the merger agreement (assuming that such a merger agreement could be negotiated), and BSMB agreed that (i) its acquisition of the Company would be structured as a one-step merger, (ii) the Company would have a 35-day period following the signing of the merger agreement to seek a superior proposal and, if the Company determined to accept a superior proposal, the Company would be permitted to terminate the merger agreement with BSMB subject to payment of a termination fee equal to 3% (later reduced to approximately 2.7%) of the Company’s enterprise value (but would not be required to reimburse BSMB’s expenses), (iii) if the Company terminated the merger agreement to accept a superior proposal involving a purchase price of at least $15.00 per share that had no financing or other conditions less favorable to the Company and its shareholders than those negotiated with BSMB, then BSMB would be required, for a period of 90 days following such termination, to sell its shares (previously acquired from Navalmar and Weco-Rederi) in connection with, or vote for, such superior proposal, as applicable, and (iv) in the event that a merger agreement between BSMB and the Company was terminated for any reason other than due to a breach by BSMB, BSMB would have the right (so long as it owned at least 50% of the outstanding shares of Common Stock) to obtain (x) the appointment or election of one-half of the members of the Board of Directors until the earlier to occur of the Company’s 2008 Annual Meeting of Shareholders or June 30, 2008 (subject to the requirement that no action could be taken by the Board of Directors during that period unless supported by one of the non-BSMB directors) and (y) proportionate representation on the Board of Directors thereafter (subject to the condition that, until such time as BSMB owns 100% of the shares of Common Stock, the Board of Directors must include at least three directors who are neither affiliated with BSMB nor officers of the Company and otherwise qualify as “independent directors” under the applicable rules of the AMEX, and that various transactions between BSMB and the Company or its other shareholders not be undertaken without the approval of a majority of such independent directors or the holders of a majority of the shares owned by the Company’s shareholders other than BSMB).

Navalmar and Weco-Rederi were each informed of the material terms of this proposed transaction structure, and each indicated that it was willing to sell its respective shares of Common Stock to BSMB concurrently with the execution of the merger agreement and thereby forgo any upside that may otherwise be available to the Company’s shareholders (including BSMB) in the event that, following such purchase, the Company terminated the merger agreement in accordance with its terms to accept a superior proposal.

Negotiations of the terms of a draft merger agreement continued between representatives of and advisors to the Transaction Committee and BSMB.  Substantial agreement on these terms was reached on July 23, 2007.  During this period, BSMB, Navalmar and Weco-Rederi worked on finalizing their arrangements for the purchase by Parent of Navalmar’s and Weco-Rederi’s respective shares, subject to execution of the merger agreement by the Company and BSMB.  In addition, the Company’s management began to seek the consents and waivers that would be required under contractual arrangements with the Company’s lenders, charter parties and directors’ and officers’ insurance carrier as a result of the change of control to be triggered by BSMB’s simultaneous purchase of Navalmar’s and Weco-Rederi’s respective shares.  Finally, BSMB began to discuss employment arrangements with members of senior management of the Company that would be effective following the completion of the Merger.

On July 24, 2007, the Transaction Committee met telephonically to formally consider the proposed transaction.  First, Mr. Pardini, in his capacity as Chairman, presented an overview of the negotiations among the parties and discussed some of the consents and waivers that would be required as a result of the impending change of control.  Following this introduction, representatives of Milbank discussed various matters relating to the transaction, including the key terms of the Merger Agreement (a substantially final draft of which (together with an executive summary) had been distributed to the members of the Transaction Committee in advance of the meeting).  Next, representatives of DnB discussed their analysis of the fairness of the proposed consideration to be paid in the Merger from a financial point of view and delivered their oral opinion to the Transaction Committee that, as of the date of the meeting, the consideration to be received by the Company’s shareholders in the Merger was fair from a financial point of view to such shareholders.  Following further discussion, the Transaction Committee unanimously determined that the Merger Agreement and the Merger are in furtherance of, and consistent with, the Company’s business strategy and are fair to and in the best interests of the shareholders of the Company, and unanimously approved and declared advisable the Merger Agreement and the Merger and recommended approval of the Merger Agreement and the Merger to the Board of Directors.

After the Transaction Committee meeting, each of Messrs. Bogazzi and Wedell-Wedellsborg submitted his resignation as a director of the Company effective immediately prior to the meeting of the Board of Directors called for July 25, 2007.  Also, Company management continued to seek the consents and waivers discussed above, and BSMB, Navalmar and Weco-Rederi continued to work on the mechanics for the sale of Navalmar’s and Weco-Rederi’s respective shares to Parent, subject to BSMB concurrently entering into a merger agreement with the Company.

On the next day, July 25, 2007, the Board of Directors (which now consisted of the members of the Transaction Committee and Mr. Crawford, the Company’s Chief Executive Officer, but not any designees of Navalmar or Weco-Rederi) met telephonically to receive the recommendation of the Transaction Committee.  Representatives of Milbank updated the Board of Directors on developments since the Transaction Committee meeting of the previous day, and representatives of DnB confirmed their opinion delivered the previous day to the Transaction Committee with respect to the fairness of the consideration to be paid in the Merger to the Company’s shareholders from a financial point of view.  The directors also discussed with Company management the consents and waivers that would be necessary in connection with, and that BSMB viewed as a pre-condition to, the signing of the Merger Agreement and BSMB’s simultaneous purchase of Navalmar and Weco-Rederi’s respective shares, as well as the fact that BSMB had not yet finalized the mechanics for its purchase of certain of Weco-Rederi’s shares.  Based on the Transaction Committee’s recommendation, the Board of Directors unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and approved and declared advisable the Merger Agreement and recommended that the shareholders of the Company approve the Merger Agreement.  However, the Board of Directors specifically indicated that their approval of the transaction was subject to the receipt of satisfactory consents and waivers under the third party contracts discussed at the meeting, as well as the finalization of the purchase arrangements among BSMB, Navalmar and Weco-Rederi, and that it retained the right to change its recommendation if circumstances changed in the meantime.

Following the Board of Directors’ July 25th meeting and continuing over the next several days, the parties and their representatives and advisors continued to finalize the arrangements for obtaining the necessary third party consents and waivers and the sale of the Navalmar’s and Weco-Rederi’s respective shares.  During this period, the Transaction Committee met telephonically with Company management and its advisors, and received updates from Mr. Pardini, concerning the progress that was being made on satisfying the conditions for signing the Merger Agreement.  By the morning of July 30, 2007, and prior to the opening of trading in the Common Stock on the AMEX, the parties confirmed that all pre-conditions had been satisfied and the Company, Parent and Merger Sub signed and delivered the Merger Agreement.  Concurrently, each of Navalmar and Weco-Rederi entered into a binding contract to sell, and each subsequently (and at different times) that day completed the sale of all of their respective shares of Common Stock to Parent for a cash price of $14.25 per share.  Thereafter, the Company and BSMB issued a joint press release announcing the signing of the Merger Agreement and the purchase by Parent of the shares owned by each of Navalmar and Weco-Rederi.  Later that day, DnB delivered its written opinion (based upon and subject to the limitations, matters, qualifications and assumptions set forth in its opinion) to the Transaction Committee that, as of the date of the Merger Agreement, the consideration to be received by the Company’s shareholders in the Merger was fair from a financial point of view to such shareholders.  See “The Transaction—Opinion of Financial Advisor.”

On July 31, 2007, the Company filed a Current Report on Form 8-K describing the terms of the Merger Agreement and the sale by Navalmar and Weco-Rederi of all of their respective shares of Common Stock to Parent, as well as the resignations from the Board of Directors of each of Messrs. Bogazzi and Wedell-Wedellsborg, as designees of Navalmar and Weco-Rederi, respectively, prior to the meeting of the Board of Directors called to consider and approve the Merger Agreement and the Merger.  On August 9, 2007, BSMB filed a Schedule 13D describing its acquisition of beneficial ownership of the Navalmar and Weco-Rederi shares.

Following the execution and delivery of the Merger Agreement, the Company authorized DnB to start the process of seeking alternative business combination proposals as permitted by the Merger Agreement.  There can be no assurance that the solicitation of proposals will result in an alternative transaction, and the Company does not intend to disclose developments with respect to this solicitation process until it is completed.

Reasons for the Merger

Our Transaction Committee and Board of Directors, acting with the advice and assistance of their legal and financial advisors and our management, evaluated the Merger proposal from BSMB, including the terms and conditions of the Merger Agreement.  After careful deliberation, at its July 24, 2007 meeting described above under “Background of the Transaction,” the Transaction Committee, by a unanimous vote, recommended approval of the Merger Agreement and the Merger to the Board of Directors.  The next day, the Board of Directors met to receive the recommendation of the Transaction Committee and, based on this recommendation, unanimously determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and approved and declared advisable the Merger.  In reaching these determinations, our Transaction Committee and Board of Directors considered the following factors and potential benefits of the Merger, each of which our Transaction Committee and Board of Directors believed supported their decision:

•
our directors’ familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects);

•	the nature of the industry in which the Company competes, industry trends and economic and market conditions, both on a historical and a prospective basis;

•
the current and historical market prices of our Common Stock relative to those of other industry participants and general market indices, and the fact that the Merger Consideration of $14.25 per share of Common Stock represents a premium over recent and historical average closing prices of our Common Stock, as well as the Company’s net asset value;

•
the fact that each of Navalmar and Weco-Rederi, who collectively owned approximately 53.3% of the outstanding Common Stock, were satisfied with the Merger Consideration, as evidenced by their willingness to sell their respective shares to Parent at the same price concurrently with the signing of the Merger Agreement by the Company and Parent;

•
the fact that each of Navalmar and Weco-Rederi had at different times informed the Board of Directors of several parties’ interests in purchasing all of their respective shares of Common Stock, and that, under the Business Corporation Act of the Republic of Liberia (“BCAL”), such sale did not require consideration or approval by the Board of Directors or the shareholders of the Company, or require that other shareholders receive a similar opportunity to liquidate their investment in the Company, or realize a premium on such investment;

•
the willingness of Messrs. Bogazzi and Wedell-Wedellsborg, as designees of Navalmar and Weco-Rederi, respectively, to resign from the Board of Directors prior to the meeting called to consider and approve the Merger Agreement;

•
the course of negotiations between the Transaction Committee and BSMB, resulting in a price per share of Common Stock, payable in cash, that was higher than the original offer price from BSMB, as well as other improved terms as described above under “Background of the Transaction”;

•
the determination by our Transaction Committee and Board of Directors, after a thorough, independent review by and consultation with DnB, the Transaction Committee’s financial advisor, that the value offered to shareholders in the Merger was more favorable to shareholders than the potential value that might have resulted from other strategic opportunities reasonably available to the Company, including remaining an independent company and pursuing our current strategic plan, in each case taking into consideration the potential rewards, risks and uncertainties associated with each of those other options;

•
the financial presentation of DnB and its oral opinion, confirmed in writing as of July 30, 2007, which was based upon and subject to the limitations, matters considered, qualifications and assumptions set forth therein, that the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to our shareholders;

•	the fact that the financial and other terms and conditions of the Merger Agreement were the product of arm’s-length negotiations between the parties;

•
the belief of our Transaction Committee and Board of Directors in the high probability that the Merger will be completed based on, among other things, the lack of a financing condition or required regulatory approvals or third party consents;

•
our ability, during the 35-day period following the signing of the Merger Agreement, to actively solicit alternative business combination proposals from third parties, and if, after consultation with our financial and legal advisors, our Board of Directors determines in good faith that any such proposal is a “superior proposal” and BSMB chooses not to propose improvements to the Merger Agreement to make the original Merger Agreement at least as favorable to the Company’s shareholders as such superior proposal, our ability to terminate the Merger Agreement upon the payment of a termination fee of $7.75 million, equal to approximately 2.7% of the company’s enterprise value, which our Transaction Committee determined (in light of the presentations made by the Transaction Committee’s financial and legal advisors) to be reasonable in the context of termination fees that have been negotiated in other transactions and would not preclude another party from making a competing proposal;

•
the agreement of BSMB to support a “superior proposal” that is accepted by our Board of Directors, provides for a payment to shareholders of at least $15.00 per share and is not subject to a financing condition or any other conditions which are less favorable in the aggregate to the Company’s shareholders than those contained in the Merger Agreement, by either tendering their shares of Common Stock in connection with such a “superior proposal” or voting such shares in favor of such a “superior proposal”, as the case may be;

•
our Board of Directors’ ability, under the Merger Agreement, to withdraw, modify or amend its recommendation that shareholders vote to approve the Merger Agreement under certain circumstances, subject to our payment of a termination fee of $7.75 million if, as a result, BSMB elects to terminate the Merger Agreement;

•	the fact that consummation of the Merger is conditioned on obtaining the Company’s shareholders’ authorization of the Merger Agreement;

•
the availability of dissenters’ rights to holders of shares of our Common Stock who comply with all of the required procedures under Liberian law, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the applicable Liberian court; and

•
the fact that BSMB agreed in the Merger Agreement that the Board of Directors will consist of at least three “independent” directors following such time as BSMB obtains proportionate representation on the Board of Directors and, unless and until BSMB obtains ownership of 100% of our Common Stock, that certain transactions between BSMB and the Company or its shareholders will be subject to approval of a majority of such “independent” directors or the holders of shares of Common Stock representing a majority of the shares held by shareholders other than BSMB.

Our Transaction Committee and Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including:

•
the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, the effect on business relationships and the incurrence of transaction-related expenses;

•
that the Company’s shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of our Common Stock after the Merger, including any value that could be achieved in the event the Company engages in future strategic or other transactions or as a result of improvements to the Company’s operations;

•	BSMB’s insistence on an exclusive negotiating period, which precluded our Transaction Committee from seeking alternative indications of interest prior to the signing of the Merger Agreement;

•
the restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, other than with the consent of BSMB, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•
that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, those of our shareholders (see “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 30);

•	the requirement that we pay a termination fee if the Merger Agreement is terminated under certain circumstances could deter third parties from making a competing offer for the Company;

•
the preference of Navalmar and Weco-Rederi given the interest expressed by BSMB in purchasing all (but not less than all) of their respective interests in the Company as soon as possible, to proceed with such sale rather than waiting for the completion of the Merger, and BSMB’s willingness to purchase those interests concurrently with the signing of the Merger Agreement, and the fact that BSMB’s ownership of such interests, representing in the aggregate approximately 53.3% of the outstanding Common Stock, could deter third parties from making a competing offer for the Company;

•
the fact that Parent can vote all of its shares of Common Stock purchased from Navalmar and Weco-Rederi, respectively, together with the shares currently owned by Messrs. Bogazzi and Wedell-Wedellsborg that are subject to their voting agreement with Parent, in favor of the authorization of the Merger Agreement and that, as a result, the Merger will be approved by Company shareholders even if other shareholders owning as many as 1,266,111 shares of Common Stock vote against authorization of the Merger Agreement; and

•
BSMB’s insistence on obtaining representation on the Board of Directors in the event that the Merger Agreement is terminated prior to the consummation of the Merger (other than as a result of a breach by BSMB), even though BSMB would not be entitled to demand representation on the Board of Directors within that time frame under the terms of the Company’s by-laws.

The foregoing discussion of the factors considered by our Transaction Committee and Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by our Transaction Committee and Board of Directors in their consideration of the Merger Agreement and the Merger.  After considering these factors, our Transaction Committee and Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors.  In view of the wide variety of factors considered by our Transaction Committee and Board of Directors, and the complexity of these matters, they do not find it practicable to quantify or otherwise assign relative weights to the foregoing factors.  In addition, individual directors may have assigned different weights to various factors.  Our Transaction Committee and Board of Directors, each by a unanimous vote, approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by them.  In the event the Merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced shareholder value.

Recommendation of the Board of Directors

Our Board of Directors, based on the recommendation of our Transaction Committee and by a unanimous vote, has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its shareholders and approved and declared advisable the Merger Agreement.

Our Board of Directors recommends that you vote “FOR” the proposal to authorize the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Opinion of Financial Advisor

DnB has acted as financial advisor to the Transaction Committee with respect to the Merger.  In connection with DnB’s engagement as financial advisor, the Transaction Committee requested that DnB evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Common Stock.  On July 24, 2007, DnB delivered its oral opinion, subsequently confirmed in writing as of the date of the Merger Agreement, to the Transaction Committee to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Merger Consideration to be paid to the holders of the  Common Stock was fair, from a financial point of view, to the holders of the Common Stock.

The summary of DnB’s written opinion in this proxy statement is qualified in its entirety by reference to the full text of DnB’s written opinion, dated July 30, 2007, attached to this proxy statement as Annex B.  You are urged to, and should, read DnB’s written opinion carefully and in its entirety.  DnB’s written opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Common Stock, as of the date of DnB’s written opinion, and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the Merger.

In arriving at its opinion, DnB, among other things:

•
reviewed and analyzed the terms and conditions of the transaction, including the draft Merger Agreement dated July 23, 2007 and the draft agreements ancillary thereto (none of which prior to the delivery of the opinion had been executed by the parties);

•	reviewed information regarding the business prospects, financial condition, and operating expectations of the Company, obtained from meetings and conversations with the Company’s senior management;
•	reviewed historical financial and operating performance of the Company;
•	reviewed projected financial and operating results of the Company for fiscal years 2007-2011, prepared by Company management;
•	reviewed the appraisal of the Company's gas carriers prepared by qualified third-parties as of June 22, 2007 and July 12, 2007;
•	reviewed established third-party resources for industry data and relied on DnB’s own knowledge of and experience with the LPG Markets and other LPG vessel owners and operators;

•	reviewed public financial and transaction information involving companies in the fleet industry, which DnB deemed to be generally comparable to the Company;
•
utilized the following valuation methodologies to analyze the fair market value of the Company: discounted cash flow analysis, comparable trading multiples, net asset value, tender offer premium analysis and precedent transactions;

•
analyzed the discounted present value of the Company’s future cash flows based on two discounted cash flow analyses: one based on the Company’s management projections for fiscal years 2007-2011 and one based on DnB’s own set of assumptions based on re-charter rates and expected proceeds from future vessels sales for the fiscal years 2007-2014;

•	analyzed the common stock prices and market multiples of selected comparable publicly-traded LPG carriers;
•	analyzed the cash acquisition premiums paid in U.S. listed acquisitions during the last twelve months; and
•	reviewed precedent transactions during the period 2004-2007;
•	reviewed and analyzed documents contained in a comprehensive CD-ROM provided by the Company, to assist DnB with its financial, accounting and legal due diligence;
•	conferred with the management team of the Company;
•	conducted such other financial analyses and investigations as it deemed necessary or appropriate for the purposes of the opinion expressed therein.

In connection with its review, DnB did not assume any responsibility for independent verification of any of the information utilized in its analyses and relied upon and assumed the accuracy and completeness of all of the financial, accounting, tax and other information that was available to DnB from public sources, that was provided to them by the Company or its representatives, or that was otherwise reviewed by them.  With respect to the financial forecasts of the Company that DnB reviewed, DnB was advised by the Company’s management, and DnB assumed, that such forecasts had been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the Company's management as to the Company’s future financial performance.  DnB assumed no responsibility for such forecasts or the assumptions on which they were based.

DnB also assumed, with the Company’s consent, that the Merger will be consummated in accordance with the terms and conditions set forth in the draft Merger Agreement dated July 23, 2007 and the draft agreements ancillary thereto that it reviewed.  DnB neither conducted a physical inspection of the vessels and properties of the Company nor, except as specifically set forth in the opinion, made or obtained any evaluations or appraisals of the assets or liabilities of the Company, or conducted any analysis concerning the solvency of the Company.  DnB’s opinion addresses only the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Common Stock and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise.  DnB’s opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of DnB’s opinion.  DnB’s opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the Company's underlying business decision to proceed with the Merger.

In preparing its opinion, DnB performed a number of financial and comparative analyses, including those further described below.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  DnB believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion.  No company or transaction used in the analyses performed by DnB as a comparison is identical to the Company or the contemplated Merger.  In addition, DnB may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be DnB’s view of the actual value of the Company.  The analyses performed by DnB are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.  In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold.  The analyses performed were prepared solely as part of DnB’s analysis of the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Common Stock and were provided to the Transaction Committee in connection with the delivery of DnB’s opinion.

The following is a summary of material financial analyses performed by DnB in connection with the preparation of its opinion, and reviewed with the Transaction Committee at a meeting held on July 24, 2007.  Certain of the following summaries of financial analyses that were performed by DnB include information presented in tabular format.  In order to understand fully the material financial analyses that were performed by DnB, the tables should be read together with the text of each summary.  The tables alone do not constitute a complete description of the material financial analyses.

Based on the Company’s fleet age, charter coverage, fleet size as well as cyclical nature of the LPG market, DnB considered the Discounted Cash Flow Analysis (“DCF”), further described immediately below, to be the most appropriate methodology in determining the fair market value (“FMV”) of the Company.

Discounted Cash Flow Analysis.  DnB performed a DCF to determine a range of present values for the Common Stock.  Its analysis was based upon two financial forecasts: one based on management projections for fiscal years 2007-2011 (“Management Case”) and one based on DnB’s own set of assumptions for the fiscal years 2007-2014 (“DnB Case”).

DnB reviewed established third-party sources for industry data and relied on DnB’s own knowledge of and experience with the LPG markets in establishing the key assumptions for the DnB Case.  DnB based its DCF on various operating assumptions, including assumptions relating to, among other items, re-charter rates, operating costs, taxes, working capital, capital expenditures, depreciation and expected proceeds from future vessels sales  The DnB Case used higher projected charter rate estimates in almost all years than did the Management Case, resulting in higher projected revenues, operating profits and unlevered free cash flow in almost all years.

The following are selected key financial projections from the DnB Case:

DnB Case (DnB forecast for 2H 2007 to YE 2014)

	Projected Fiscal Year Ended December 31,
(Dollars in Millions)	2H 2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E
Revenue	$39.2	$78.8	$80.1	$81.3	$64.1	$50.4	$42.9	$38.8
EBITDA	28.0	55.4	54.9	56.4	41.6	30.3	24.3	20.8
EBIT	14.9	28.0	26.8	29.2	19.9	14.9	12.0	9.8
Unlevered Free Cash Flow (FCF)	(16.1)	27.2	60.8	57.6	60.7	32.7	27.3	20.8

In performing its analysis, DnB utilized discount rates for the Management Case and DnB Case ranging from 6.50% to 7.00% for calendar years 2007 through 2014, with a DnB Case mid-point rate of 6.75%.

For the terminal value, DnB applied multiples ranging from 5.25-5.75x to 2014 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), with a DnB Case mid-point multiple of 5.50x.  The implied range of enterprise values in the Management Case were $258.0 million to $270.0 million, with a mid-point of $264 million, and the range of enterprise values in the DnB Case were $268.0 million to $280.0 million, with a mid-point of $274.0 million.

DnB’s analysis under the DnB Case indicated an implied per share equity reference range for the Company of $13.48-$14.83, as compared to the $14.25 per share Merger Consideration.

Comparable Company Trading Analysis. DnB analyzed the Common Stock prices and market multiples of the following comparable publicly-traded LPG carriers which are a group of international gas carriers that operate a diverse asset base and employ a mix of period and spot employment:

•	BW Gas ASA

•	IM Skaugen ASA

•	Solvang ASA

•	Stealthgas Inc.

•	Varun Shipping Company Limited

As set forth in the chart below, DnB calculated various valuation multiples, including: the ratio of share price to the estimated earnings per share (“EPS”) and the ratio of enterprise value (“EV”) to the estimated EBITDA on a projected basis for 2007, 2008 and 2009 for each of the companies identified above.  DnB determined that the Merger Consideration is in line with the multiples being paid by investors for other publicly-traded LPG carriers on an EV/EBITDA basis and slightly below on a price/earnings basis.

The Company’s Peer Group

	Price	Market	Enterprise	EV/EBITDA (2)			Price/Earnings
		Cap	Value (1)	2007	2008	2009	2007	2008	2009
LPG Shipping Peers
BW Gas ASA	$13.95	1,789.9	3,082.8	8.9 x	9.7 x	8.2 x	12.9 x	11.8 x	13.1 x
IM Skaugen ASA	8.95	239.1	327.1	6.2 x	5.7 x	4.3 x	9.5 x	7.2 x	4.5 x
Solvang ASA	5.25	129.5	166.4	10.8 x	10.5 x	6.3 x	12.9 x	13.8 x	7.8 x
StealthGas Inc.	18.58	267.6	397.4	7.9 x	7.5 x	7.2 x	11.8 x	10.7 x	10.0 x
Varun Shipping Company Ltd.	1.52	181.4	531.4	7.7 x	6.8 x	6.4 x	10.4 x	5.6 x	6.2 x
Median				7.9 x	7.5 x	6.4 x	11.8 x	10.7 x	7.8 x

MCX @ Merger Consideration	$14.25	135.5	269.3	8.2 x	6.6 x	6.4 x	10.3 x	6.8 x	7.3 x

Premium/Discount of offer to median				3.2%	-11.3%	0.7%	-12.7%	-36.5%	-6.4%

(1)	MCX EV adjusted for purchase of 3 LPG vessels to be delivered August 2007 and excludes LTF KG liability.
(2)	MCX EBITDA adjusted for LTF KG liability treated as operating expense.

Although the comparable companies were used for comparison purposes, none of these companies is directly comparable to the Company.  Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and the Company.

Net Asset Value Analysis (NAV).DnB reviewed and assessed the market value of the Company’s wholly-owned assets and made adjustments for the following factors: (1) “mark-to-market” value of charter contracts, (2) net present value (“NPV”) of the charter-in/out business for the six LPG carriers in the LTF KG, (3) minority investments in associates, (4) cash and non-trade debt (excluding LTF KG liability) estimated at second quarter 2007 based on management’s forecast model and adjusted for the recent purchase of three fully-pressurized small LPG carriers and (5) net working capital and other assets net of other liabilities estimated at second quarter 2007.  The summary NAV calculation is set forth below:

Net Asset Value Calculation

(USDmm, except per share data)
Charter-Free steel value	$242.5
Plus: Investments in associates	18.2
Plus: Other Assets, net	3.2
Less: Net working Capital	(4.2)
Less: “mark-to market” value of charters	(3.1)
Less: NPV charter-in/out LTF KG vessels	(0.7)
Less: Net Debt	(135.3)
Net Asset Value	$120.5
NAV per share	$12.68

Tender Offer Premiums Analysis. DnB analyzed the cash acquisition premiums paid in transactions involving U.S. listed target companies announced between July 18, 2006 and July 12, 2007.  The table below indicates that the median of selected precedent premiums of share prices at one day, one week and four weeks before the announcement of the respective transactions ranged between 22.2% and 28.9%.  DnB also performed a comparison of the Merger Consideration to the historical average trading prices of the Common Stock.  A comparison of the precedent premiums and the premiums observed for the Merger Consideration relative to the share price at of the Common Stock similar periods in time is indicated in the table below.

Premium As Of	Median of Selected Transactions	Company
1 day prior to announcement	22.2%	19.7%
1 week prior to announcement	24.8%	11.8%
4 weeks prior to announcement	28.9%	18.0%

The Company’s 52-week high as of July 27, 2007 was $13.43 and its 52-week low was $9.04.

Comparison of Precedent Transactions.  DnB reviewed selected precedent transactions during the period 2004-2007.  DnB used this methodology for reference purposes only.  The universe of precedent transactions does not accurately reflect the Company’s situation. DnB cautioned against drawing comparisons from transactions that closed in prior years as industry and macroeconomic changes, such as freight and interest rates, may have significant impact on valuation.

Although the precedent transactions and the premiums paid in precedent transactions were used for comparison purposes, none of these transactions is directly comparable to the Merger, and none of the companies in these transactions is directly comparable to the Company.  Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

DnB’s opinion and presentation to the Transaction Committee was one of many factors taken into consideration by the Transaction Committee in making its recommendations to the Board of Directors.  Consequently, the analyses described above should not be viewed as determinative of the opinion of the Company or the Transaction Committee with respect to whether the Transaction Committee would have been willing to agree to a different aggregate Merger Consideration to be paid to holders of the Common Stock.

Pursuant to an engagement letter dated July 12, 2007 (the “Engagement Letter”), the Transaction Committee engaged DnB to act as its financial advisor in connection with analyzing and evaluating the business, operations and financial position of the Company, managing discussions with potential strategic and financial buyers other than BSMB and, among other things, rendering its opinion to the Transaction Committee.  DnB was selected by the Transaction Committee based on DnB’s qualifications, expertise and reputation.  DnB, as part of its financial advisory and investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes.  In addition, DnB or its affiliates, in the ordinary course of their business as a broker-dealer and market maker, may have long or short positions, either on a discretionary or nondiscretionary basis, for their own accounts or for those of their clients, in the debt and equity securities (or related derivative securities) of the Company.

Pursuant to the terms of the Engagement Letter, DnB was paid a fee upon the execution of the Engagement Letter and will receive an additional fee in the event a transaction is consummated with any party at a value higher than the value originally agreed between BSMB and the Transaction Committee; such additional fee to be payable at closing.  Also pursuant to the Engagement Letter, DnB received a fee payable upon delivery of its opinion.  In addition, the Company agreed to reimburse DnB’s expenses and indemnify DnB against certain liabilities arising out of such engagement.

Delisting and Deregistration of the Common Stock; Failure to Consummate the Merger

Following the consummation of the Merger, the Common Stock will no longer be publicly traded and the registration of the Common Stock will be terminated upon application to the SEC.  In addition, upon consummation of the Merger, our Common Stock will no longer be listed or quoted for trading on any exchange or quotation system, including the AMEX, and price quotations will no longer be available.  The Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities.  We expect that following the Merger, the Company’s management and BSMB will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company, including potential acquisitions or other strategic alternatives and may undertake any actions they deem desirable at any time following the effective time of the Merger.  BSMB expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

If the Merger Agreement is not authorized by the Company’s shareholders or if the Merger is not completed for any other reason, shareholders will not receive any payment for their shares of Common Stock.  Instead, our Common Stock will continue to be registered with the SEC and listed and traded on the AMEX.  In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same risks and opportunities as they currently are today.  Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock.  From time to time, the Board of Directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholders’ value.  If the Merger Agreement is not authorized by the Company’s shareholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company or the value of the shares of Common Stock will not be adversely impacted.

Under specified circumstances, described in further detail under the caption “The Merger Agreement – Parent Representation on the Board of Directors” beginning on page 40, Parent will be entitled to representation on the Board of Directors if the Merger Agreement is terminated for any reason (other than for a breach by Parent) and an alternative transaction is not completed within 90 days thereafter, which could result in Parent having the right to designate a majority of the members of the Board of Directors, subject to the condition that the Board of Directors must also include three independent directors, and any transaction between Parent and the Company (including mergers and acquisitions of additional shares) must be approved by a majority of the independent directors or by a majority of the minority shareholders.  See “The Merger Agreement—Parent Representation on the Board of Directors” beginning on page 40.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination of the Merger Agreement” (beginning on page 42), if we do not consummate the Merger and the Merger Agreement is terminated, the Company will be required to pay Parent a termination fee of $7.75 million.

Availability of Funds

Parent and Merger Sub have represented to us that they collectively have, and will have at the effective time of the Merger, sufficient cash resources available to pay the aggregate Merger Consideration and all fees and expenses payable by them in connection with the Merger Agreement and the transaction contemplated thereby.  That being the case, there is no financing condition to the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.  The Transaction Committee and our Board of Directors were aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and recommending that our shareholders vote in favor of authorizing the Merger Agreement.

Severance Arrangements

The Company has in place severance arrangements for its officers under which an officer who is dismissed (other than for cause) or made redundant will receive 12 months’ salary, except that if an officer is dismissed or made redundant as a result of Parent’s simultaneous purchase of Navalmar’s and Weco-Rederi’s respective shares of Common Stock concurrent with the signing of the Merger Agreement, the severance arrangements provide that the officer will receive 18 months’ salary.

Management Commitment Letter

Concurrent with the signing of the Merger Agreement, Messrs. Crawford and Pimblett entered into a binding commitment letter with Parent setting forth the terms governing (i) their employment arrangements with Parent and the Company following the effective time of the Merger, (ii) a management equity incentive plan and (iii) a co-investment by each of Messrs. Crawford and Pimblett.

Employment Agreements.  The commitment letter contemplates that Mr. Pimblett’s employment terms will be the same as those currently in effect and that Mr. Crawford will enter into a new definitive employment agreement with the Company at the effective time of the Merger.  Mr. Crawford’s employment agreement will provide for him to serve as Chief Executive Officer of the Company and a director of Parent, initially for a one-year term and thereafter until either party provides the minimum written notice of termination required by law (but in no event less than 30 days).  Mr. Crawford’s annual base salary will remain as currently in effect, and he will continue to be entitled to receive contributions from the Company under its defined contribution plan, to continued private health insurance for him and his family and to participate in such bonus and benefit plans as are available to the Company’s senior executives.  Mr. Crawford also will be entitled to a severance payment equal to six months’ base salary if terminated without cause, and will be subject to a covenant not to compete for 12 months following termination.

Management Equity Incentive Plan.  Parent has agreed with Messrs. Crawford and Pimblett in the commitment letter to implement, after the closing of the Merger, an equity incentive plan in which all employees in good standing will be eligible to participate.  Participants will hold their interests in the equity incentive plan through a “management equity vehicle” which may eventually be awarded up to 16% of the fully diluted common stock of Parent subject to time and performance vesting.  Individual participant’s allocable interest in the shares held under the plan will vest in part over time and in part upon the achievement of certain performance goals.  Participants’ vested interests will be subject to repurchase following termination of employment by Parent.

Co-Investment by Management.  The commitment letter also provides for Messrs. Crawford and Pimblett to acquire approximately 1.0% and 0.1%, respectively, of the fully diluted common stock of Parent.  Such shares will be subject to repurchase rights by Parent upon termination of employment at various amounts depending upon the nature of the termination.

Directors’ and Officers’ Indemnification and Insurance

In general, under the Merger Agreement, Parent must maintain the current directors’ and officers’ liability insurance policies maintained by the Company with respect to acts or omissions occurring at or prior to the consummation of the Merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the Merger.  However, if the aggregate annual premiums for such policies at any time during such period exceed 300% of the current aggregate annual premium paid by the Company for such insurance, Parent shall be required to provide the best coverage as will then be available at an annual premium equal to 300% of such rate.

Certain Material U.S. Federal Income Tax Considerations

The following is a discussion of certain material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) of shares of Common Stock.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and judicial and administrative rulings and decisions in effect on the date hereof.  These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion.  We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax considerations described in this proxy statement and accordingly, we cannot assure you that the IRS will agree with the discussion in this proxy statement.  This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of shares of Common Stock.

This discussion assumes that holders hold shares of Common Stock as capital assets and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	persons other than U.S. Holders;

•	banks or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	real estate investment trusts;

•	qualified retirement plans or individual retirement accounts;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons liable for alternative minimum tax;

•	insurance companies;

•	traders in securities that elect mark-to-market accounting;

•	brokers or dealers in securities or foreign currencies;

•	persons who received their shares of Common Stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold shares of Common Stock as part of a hedge, straddle or conversion transaction;

•	persons who exercise their dissenters’ rights under Liberian law;

•
persons that own, or have owned, 10% or more of our Common Stock (either directly or indirectly) or persons that are treated as owning Common Stock by reason of their ownership of interests in a U.S. entity taxed as a partnership that owns 10% or more of our Common Stock; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

For purposes of this discussion, “U.S. Holder” means (i) a citizen or individual resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia, (iii) a trust if either (x) the trust is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has elected to be treated as a U.S. person or (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences of the Merger

For U.S. federal income tax purposes, the Merger will be treated as a taxable sale of the Common Stock by our shareholders.  Subject to the Passive Foreign Investment Company (“PFIC”) discussion below, U.S. Holders that receive cash pursuant to the Merger will recognize capital gain or loss as a result of the Merger in an amount equal to the difference between (i) their amount realized, which will equal the cash they receive in exchange for their Common Stock, and (ii) the U.S. Holder’s adjusted tax basis allocated to such stock.  Gain or loss recognized on a sale of the Common Stock must generally be determined separately for each block of Common Stock (i.e., stock acquired at the same cost in a single transaction).  Gain or loss will be long-term capital gain or loss if at the time of the deemed sale the U.S. Holder had held its Common Stock for more than one year. The long-term capital gain tax rate for an individual U.S. Holder is 15%.  The deductibility of capital losses is subject to limitations.

A U.S. Holder will be subject to special rules relating to taxation of cash received pursuant to the Merger if we are, or at any time during the U.S. Holder’s holding period for our Common Stock we were, treated as a PFIC.  We would be treated as a PFIC for a taxable year if in such year 75% or more of our gross income is passive income or at least 50% of the value, determined on the basis of a quarterly average, of our assets is attributable to assets that produce or are held for the production of passive income.  “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.  For purposes of applying these rules, if we own at least 25% of the value of the stock of another corporation, we are treated as owning our proportionate share of the assets of the other corporation and as earning a proportionate share of the other corporation’s income.

If the PFIC rules apply to a U.S. Holder, unless the U.S. Holder made a timely QEF election or mark-to-market election with respect to its Common Stock, (1) any gain recognized in connection with the Merger will be allocated ratably over the U.S. Holder’s holding period for the Common Stock, (2) the amount allocated to the current taxable year will be taxed at the rate applicable to ordinary income and (3) the amount allocated to any prior taxable year will be taxed at the highest tax rate in effect for that year and an interest charge will apply to the tax attributable to each such year.  You should consult your own tax advisor to determine the tax consequences to you in light of your particular circumstances.

Certain non-corporate holders of shares of Common Stock may be subject to information reporting and backup withholding (currently at a 28% rate) on cash payments received pursuant to the Merger.  Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 and otherwise complies with applicable backup withholding tax rules.  If a U.S. Holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the Merger may be subject to backup withholding.  Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION.  THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR HOLDER OF OUR COMMON STOCK.  YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

THE DESCRIPTION OF U.S. FEDERAL TAX ISSUES IN THIS PROXY STATEMENT IS NOT INTENDED OR WRITTEN FOR USE, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE, OR LOCAL TAX PENALTIES. THIS DESCRIPTION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS GIVING RISE TO THE MATTERS ADDRESSED HEREIN. EACH PERSON SHOULD SEEK ADVICE BASED ON THAT PERSON’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Regulatory Approvals

Neither we nor Parent is aware of any regulatory requirements or governmental approvals or actions that may be required to consummate the Merger.  Should any such approval or action be required, it is presently contemplated that such approval or action would be sought.  There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

This section of this proxy statement describes the material provisions of the Merger Agreement.  We urge you to read the full text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference, because it is the legal document that governs the Merger and has been included in this proxy statement to provide you with information regarding its terms.  Other factual information with respect to us and the Merger can be found elsewhere in this proxy statement and in the public filings we make with the SEC or as described in the section entitled “Where You Can Find Additional Information” below.

The Merger

The Merger Agreement provides for the Merger upon the terms, and subject to the conditions, contained in the Merger Agreement.  The Merger will be effective at the time that Articles of Merger are filed with the Minister of Foreign Affairs of the Republic of Liberia, as defined in the BCAL.  Because completion of the Merger is not conditioned on the receipt of any governmental or regulatory approvals, we expect to complete the Merger immediately after the special meeting if our shareholders authorize the Merger Agreement.

As the surviving corporation, the Company will continue to exist following the Merger.  The articles of incorporation and bylaws of the Company will be amended in their entirety to read as the articles of incorporation and bylaws of Merger Sub until amended thereafter in accordance with applicable law.  The directors and officers of Merger Sub immediately prior to the effective time of the Merger will be the directors and officers of the surviving corporation.  All officers and directors of the surviving corporation will hold their positions until death, permanent disability, resignation or removal or until their successors are duly elected and qualified.

The Company or Parent may terminate the Merger Agreement prior to the effective time of the Merger in certain circumstances, whether before or after authorization of the Merger Agreement by our shareholders.  Additional details on termination of the Merger Agreement are described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 42.

Merger Consideration

Each share of Common Stock issued and outstanding immediately before the Merger will be converted into the right to receive $14.25 in cash, without interest and less any applicable withholding taxes, other than:

•
shares of Common Stock that are owned by the Company as treasury stock and any shares owned by Parent, Merger Sub or any other subsidiary of Parent, which shall be automatically cancelled without payment; and

•
shares of Common Stock held by holders who have properly demanded and perfected their right to dissent from the Merger and seek payment of the fair value of their shares in lieu of the Merger Consideration in accordance with the applicable provisions of the BCAL.  See “Dissenters’ Rights” beginning on page 46.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock or holder of shares of Common Stock in uncertificated form (other than shares for which dissenters’ rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration.

Payment for the Shares

Parent will designate a paying agent that is reasonably acceptable to the Company to make payment of the Merger Consideration.  At or prior to the effective time of the Merger, Parent must deposit, or must cause to be deposited with the paying agent the funds sufficient to pay the Merger Consideration to the shareholders entitled to receive such consideration (other than with respect to shares held by holders who have properly demanded and perfected their dissenters’ rights with respect to such shares).

Upon the effective time of the Merger and the settlement of transfers that occurred prior to the effective time, there will be no further transfer of shares of Common Stock.

Promptly after the effective time of the Merger (but in no event more than five (5) business days thereafter), the surviving corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates in exchange for the Merger Consideration.  The paying agent will pay your Merger Consideration to you after you have (i) surrendered your stock certificates to the paying agent and (ii) provided to the paying agent your duly completed and executed letter of transmittal and any other documents as may be reasonably required by the letter of transmittal.  Interest will not be paid or accrued in respect of the Merger Consideration.  The surviving corporation will reduce the amount of any Merger Consideration paid to you by any applicable excise and withholding taxes.  YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within six months following the effective time of the Merger, the surviving corporation will be entitled to require the paying agent to deliver to it any funds that had been made available to the paying agent and which have not been disbursed to holders of certificates representing shares of Common Stock, and thereafter such holders will be entitled to look only to the surviving corporation (subject to abandoned property, escheat, tax or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any stock certificates held by such holders, as determined pursuant to the Merger Agreement, without any interest thereon.  Any portion of the cash deposited with the paying agent remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will become the property of Parent free and clear of all claims or interests of any person previously entitled thereto.

If the paying agent is to pay some or all of your Merger Consideration to a person other than you, as the record owner of a stock certificate, you must have your stock certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed.  You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against the surviving corporation in respect of the missing stock certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company.  The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms.  Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact.  For the foregoing reasons, although the Merger Agreement is the legal document that governs the terms of the Merger and has been included in this proxy statement to provide you with information regarding its terms, you should not rely on the representations and warranties contained in the Merger Agreement as statements of any other factual information.

In the Merger Agreement, the Company made representations and warranties relating to, among other things:

•	Organization and standing;

•	Capitalization;

•	Authority; noncontravention; voting requirements;

•	Governmental Approvals;

•	SEC filings; financial statements; undisclosed liabilities;

•	Absence of certain changes;

•	Legal proceedings;

•	Compliance with laws; permits;

•	Proxy statement;

•	Tax matters;

•	Employee benefits and labor matters;

•	Contracts;

•	Real estate; environmental matters;

•	Intellectual property;

•	Insurance;

•	Vessels;

•	Leases of ships and ship charters;

•	Certain business relationships with affiliates;

•	Opinion of financial advisor;

•	Brokers and other advisors;

•	Management consideration; and

•	No other representations or warranties.

In the Merger Agreement, Parent and Merger Sub made representations and warranties relating to, among other things:

•	Organization and standing;

•	Authority; noncontravention;

•	Government approvals;

•	Information supplied;

•	Ownership and operations of Merger Sub;

•	Capital resources;

•	Legal proceedings;

•	Brokers and other advisors;

•	Ownership of Common Stock; and

•	No reliance.

Most of the Company’s representations and warranties are not breached unless the breach would, individually or in the aggregate, reasonably be expected to have a “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any change, event or occurrence which has a material adverse effect on the results of operations, assets, liabilities or financial condition of the Company and its subsidiaries taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to:

•
changes in conditions in any geographic region in which the Company does business or in the global economy or in capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect the Company and its subsidiaries in a disproportionate manner;

•
changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and its subsidiaries conduct business, provided that such changes do not affect the Company and its subsidiaries in a disproportionate manner;

•
the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees;

•
acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, provided that such changes do not affect the Company and its subsidiaries in a disproportionate manner;

•	storms, earthquakes or other natural disasters, provided that such changes do not affect the Company and its subsidiaries in a disproportionate manner;

•	any action required to be taken by the Company or any of its subsidiaries pursuant to the Merger Agreement; or

•
any decline in the market price, or change in trading volume, of the Common Stock or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred.

Representations and warranties made by the Company will expire at the effective time of the Merger.  Accordingly, following closing, the shareholders of the Company will not face indemnity claims for breaches of such representations and warranties.

Conduct of Business Pending the Merger

We have agreed in the Merger Agreement that, during the period from July 30, 2007 until the effective time of the Merger, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall, and shall cause each of its subsidiaries to, (w) conduct its business in the ordinary course and in conformity with past practice, (x) use its commercially reasonable efforts to preserve substantially intact its capital structure and business organization, its customer and supplier relationships and its goodwill, and retain the services of its present officers and key employees, (y) comply in all material respects with all applicable laws and the requirements of contracts to which it is party, and (z) keep in full force and effect all material insurance policies maintained by the Company and its subsidiaries, other than changes to such policies made in the ordinary course of business.

The Company has also agreed that, during the period from July 30, 2007 until the effective time of the Merger, the Company shall not, and shall not permit any of its subsidiaries to, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed in the case of certain items below):

•
(A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to acquire any shares of its capital stock, except pursuant to written commitments in effect as of the date hereof; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than a quarterly cash dividend of no more than $0.0625 per share; (D) split, combine, subdivide or reclassify any shares of its capital stock or (E) enter into any agreement with respect to the voting of its capital stock;

•
(A) incur any new indebtedness for borrowed money or guarantee any such indebtedness (other than with respect to mechanics maritime liens which are consistent with past practice), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries other than borrowings in amounts not in excess of $1,000,000 in the aggregate outstanding at any time, except for borrowings permitted under the terms of any existing credit facility as in effect on the date hereof, (B) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its subsidiaries in excess of $1,000,000 in the aggregate or (C) repurchase or prepay any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business;

•
sell, transfer, encumber, lease, mortgage, or otherwise dispose of or subject to any lien any vessel owned by the Company or any of its subsidiaries, or any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to contracts in force at the date of the Merger Agreement or entered into after the date of the Merger Agreement to the extent permitted by the terms of the Merger Agreement, (C) dispositions of obsolete or worthless assets, or (D) transfers among the Company and its subsidiaries;

•	make any non-vessel related capital expenditures in excess of $50,000 in the aggregate for the Company and its subsidiaries taken as a whole;

•
directly or indirectly make any acquisition (including by merger, consolidation or acquisition of stock or any other manner) of the capital stock of, or division, business or equity interest of, or (except in the ordinary course of business consistent with past practice) a material portion of the assets of any other person;

•
increase in any material respect the compensation of any of its directors, officers, consultants or employees or enter into, amend or terminate any employment, consulting, retention, change in control, bonus or incentive compensation arrangement with any director, officer, consultant or employee of the Company or any of its subsidiaries, it being understood by the parties that the Company is currently seeking to hire a chief financial officer, other than (A) as required pursuant to applicable law or the terms of contracts in effect on the date of the Merger Agreement or entered into after the date of the Merger Agreement to the extent permitted by the terms of the Merger Agreement and (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in a manner consistent with past practice;

•
other than in the ordinary course of business or pursuant to any contract or any Company plan in existence on the date hereof or entered into after the date of the Merger Agreement to the extent permitted by the terms of the Merger Agreement, (A) pay to any current or former director, officer, employee or consultant of the Company or any of the Company’s subsidiaries any benefit not provided for under any Contract or Company plan (other than the payment of cash compensation in the ordinary course of business), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or Company plan, (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract or Company plan other than as required by the terms of the Merger Agreement or (D) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any subsidiary of the Company, other than as required by applicable tax qualification requirements;

•
make, change or rescind any material election concerning taxes; settle or compromise any material tax liability, claim, audit, action or proceeding; file any material amended tax return; enter into any closing agreement with a governmental authority relating to material taxes; other than as required by applicable law, change any of its tax accounting methods or annual periods; surrender any material claim for a refund of taxes; or waive or extend the statute of limitations in respect of any material tax (other than pursuant to extensions of time to file tax returns in the ordinary course of business);

•
make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in generally accepted accounting principles in the United States or applicable law;

•
(A) amend the Company’s charter documents, (B) enter into, terminate or amend any contract other than in the ordinary course of business, (C) enter into or extend the term or scope of any contract that purports to restrict the Company, or any existing or future subsidiary or affiliate of the Company, from engaging in any line of business or in any geographic area, (D) amend or modify the engagement letter between the Company and DnB, (E) enter into any contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger, or (F) except to the extent permitted by the Merger Agreement, release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

•
except to the extent permitted by the Merger Agreement, adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned subsidiaries of the Company);

•	adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its subsidiaries;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	enter into any new line of business that is material to the Company and its subsidiaries, taken as a whole;

•
make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any person;

•	other than in the ordinary course of business, settle or compromise any litigation, proceeding or investigation material to the Company and its subsidiaries taken as a whole;

•	acquire any real estate; or

•	agree to take any of the foregoing actions.

Parent has agreed in the Merger Agreement that, during the period from July 30, 2007 until the effective time of the Merger, Parent shall not, and shall not permit any of its subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of any authorizations, consents, orders, declarations or approvals of any governmental authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) result in any governmental authority entering an order prohibiting the consummation of the Merger or (iii) otherwise prevent or materially delay the consummation of the Merger.

Other Offers

For a 35-day period following the signing of the Merger Agreement (the “Go-Shop Period”), the Transaction Committee may actively solicit offers or proposals for the acquisition of the Company (an “Alternative Proposal”), including by engaging in negotiations or discussions, furnishing confidential information or releasing third parties from standstill agreements.

Upon the termination of the Go-Shop Period, the Transaction Committee must immediately cease all such activities, except with any person (x) with whom the Transaction Committee is negotiating an Alternative Proposal at the end of the Go-Shop Period that the Transaction Committee determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation) constitutes or would reasonably be expected to lead to an Alternative Proposal that is superior to the Merger (a “Superior Proposal”) or (y) who thereafter submits an unsolicited Alternative Proposal that the Transaction Committee determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Board of Directors shall only be permitted to withdraw or change its recommendation that the Company shareholders vote in favor of authorization of the Merger Agreement if:

•
Other than in connection with an Alternative Proposal, the Transaction Committee determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation) that such withdrawal or change of recommendation is advisable in order for the Board of Directors to comply with its fiduciary duties to shareholders; and

•
In connection with an Alternative Proposal, the Transaction Committee determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation) that (x) such Alternative Proposal constitutes a Superior Proposal and (y) such withdrawal or change of recommendation is advisable in order for the Board of Directors to comply with its fiduciary duties to shareholders.

The Company may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any Alternative Proposal; except that prior to shareholder authorization of the Merger Agreement, the Company may terminate the Merger Agreement (subject to the payment to Parent of the termination fee described below) and enter into a definitive agreement with respect to a Superior Proposal if the Transaction Committee determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation) that (x) such Alternative Proposal constitutes a Superior Proposal and (y) such action is advisable in order for the Board of Directors to comply with its fiduciary duties to shareholders.

The Company must give Parent five business days notice prior to terminating the Merger Agreement in order to accept a Superior Proposal, and Parent will have an opportunity during such five business day period to match such Superior Proposal, in which case the Company will not be entitled to terminate the Merger Agreement.

If a Superior Proposal is accepted by the Board of Directors in place of the Merger (by tendering its shares of Common Stock or voting such shares at a Company shareholders’ meeting in favor of such Superior Proposal, as applicable) Parent has agreed, for a period of ninety days following termination of the Merger Agreement, to support a superior proposal that (x) has a price per share of Common Stock equal to at least $15.00 and (y) is not subject to a financing condition or any other conditions to closing less favorable in the aggregate to the Company’s shareholders than those contained in the Merger Agreement.

Special Meeting and Proxy Statement

The Company has agreed to, as promptly as reasonably practicable following the date of the Merger Agreement, duly establish a record date for, call, give notice of, convene and hold a special meeting of the Company’s shareholders for the purpose of voting upon the authorization of the Merger Agreement and to mail this proxy statement to the holders of Common Stock in advance of such meeting.  The Company has also agreed to use commercially reasonable efforts to solicit from the holders of Common Stock proxies in favor of the authorization of the Merger Agreement and to take all other actions necessary or advisable to secure the vote or consent of the holders of Common Stock required by applicable law to obtain such authorization.  However, the Company is not required to hold the special meeting if the Merger Agreement is terminated before such meeting is held.

Parent Representation on the Board of Directors

In the event that the Merger Agreement is terminated for any reason, other than for a breach by Parent, and an alternative transaction is not completed within 90 days thereafter, Parent will be entitled (but only for so long as Parent owns more than 50% of the shares of Common Stock outstanding) to (x) 50% representation on the Board of Directors until the Company’s next annual meeting (or June 30, 2008, if sooner), and Board of Directors, action during such period will require the approval of at least one director who has not been designated by Parent, and (y) from and after the next annual meeting (or June 30, 2008, if sooner) to proportionate representation on the Board of Directors.  During any period in which Parent is entitled to proportionate representation on the Board of Directors, the Board of Directors must also include three independent directors, and any transaction between Parent and Company (including mergers and acquisitions of additional shares) must be approved by a majority of the independent directors or by a majority of the minority shareholders.  During these periods, Parent also has agreed not to purchase any additional shares of Common Stock for a purchase price below the Merger Consideration unless Parent makes an offer to acquire all outstanding shares of Common Stock at the same price or receives approval of such purchase from a majority of the independent directors or a majority of the minority shareholders.  In addition, during any period that Parent is entitled to seek representation on the Board of Directors, the Company will be required to comply with the pre-closing operating covenants described in “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page 37 until such time as Parent’s designees have been seated on the Board of Directors.

Indemnification and Insurance

From and after the effective time of the Merger, the Company’s past and current directors, officers, employees or agents will continue to be indemnified against losses relating to acts or omissions occurring at or prior to the effective time of the Merger (including in connection with the Merger) to the same extent such persons are presently entitled to be indemnified by the Company.

In general, under the Merger Agreement, Parent must maintain the current directors’ and officers’ liability insurance policies maintained by the Company with respect to acts or omissions occurring at or prior to the consummation of the Merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the Merger.  However, if the aggregate annual premiums for such policies at any time during such period exceed 300% of the current aggregate annual premium paid by the Company for such insurance, Parent shall be required to provide the best coverage as will then be available at an annual premium equal to 300% of such rate.

Securityholder Litigation

The Company has agreed to give Parent the opportunity to participate in the defense and settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by the Merger Agreement, and to refrain from agreeing to any settlement relating to the Company without Parent’s prior written consent which, prior to the effective time of the Merger, shall not be unreasonably withheld, conditioned or delayed.

Certain Tax Matters

The Company has agreed to cause each of its subsidiaries that owns one or more ships to file, within 75 days following the date of the Merger Agreement, an election under U.S. Treasury Regulation Section 301.7701-3(c) to be treated, effective as of the opening of business on the date of the Merger Agreement, as a pass-through entity for U.S. federal income tax purposes.  The Company has also agreed to file, and to cause each of its subsidiaries that derives income from the international operation of a ship or ships to file, prior to the effective time of the Merger, a properly-completed U.S. federal income tax return for the 2005 and 2006 taxable years claiming the exemption provided by Section 883 of the U.S. Internal Revenue Code of 1986, as amended.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•	The Company’s shareholders voting in favor of authorizing the Merger Agreement; and

•
The absence of any law, injunction, judgment or ruling enjoining, restraining, preventing or prohibiting the consummation of the Merger or making the consummation of the Merger illegal.  The absence of shareholder litigation challenging the Merger is expressly not a condition to closing for any party.

Conditions to Obligationsof Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions:

•
The Company’s representations and warranties being true and correct, except for changes permitted by the Merger Agreement or where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

•	The Company’s performance in all material respects of all agreements required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger.

Conditions to the Company’s Obligation.  The Company’s obligation to effect the Merger is subject to the satisfaction or waiver of the following conditions:

•
The representations and warranties of Parent and Merger Sub being true and correct, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations under the Merger Agreement or prevent or materially delay consummation of the Merger; and

•
The performance by Parent and Merger Sub in all material respects of all agreements required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger.

Termination of the Merger Agreement

Either the Company or Parent may terminate the Merger Agreement:

•	by mutual written consent;

•	if any order or other action by any governmental authority restraining, enjoining or prohibiting the Merger has become final and non-appealable; or

•
if the Merger is not consummated on or before October 27, 2007 or the Company shareholder authorization of the Merger Agreement has not been obtained; provided that if, prior to such termination, a proposal for an alternative business combination transaction relating to all or substantially all of the Company’s stock or assets (an “Alternative Transaction”) has been made and, within 12 months after such termination, (i) the Company consummates any Alternative Transaction, (ii) a definitive agreement contemplating an Alternative Transaction is executed or (iii) the Company recommends or submits to Company shareholders for adoption or acceptance an Alternative Transaction, or a definitive agreement contemplating a Alternative Transaction then the Company must pay Parent a termination fee equal to $7.75 million.

Parent may terminate the Merger Agreement:

•
if the Company has breached any of its representations and warranties on and as of the date of such determination as if made on such date, or if the Company has breached or failed to perform or comply with any obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it, and, as a result, in either case the conditions to Parent’s obligation to complete the Merger would not be satisfied and are not capable of being satisfied by October 27, 2007; provided that if, prior to such termination, a proposal for an Alternative Transaction has been made and, within 12 months after such termination, (i) the Company consummates any Alternative Transaction, (ii) a definitive agreement contemplating an Alternative Transaction is executed or (iii) the Company recommends or submits to Company shareholders for adoption or acceptance an Alternative Transaction, or a definitive agreement contemplating an Alternative Transaction, then the Company must pay Parent a termination fee equal to $7.75 million; or

•
if one of the following triggering events occurs: (i) the Board of Directors fails to recommend that shareholders vote in favor of the Merger, (ii) the Company fails to include the Board of Directors recommendation in the proxy statement, (iii) the Board of Directors formally approves or recommends an Alternative Transaction, (iv) the Board of Directors approves, endorses or recommends an Alternative Transaction, (v) the Company executes an agreement relating to an Alternative Transaction or (vi) a tender or exchange offer shall have been commenced by a third party that the Company fails to reject; provided that the Company must pay Parent a termination fee equal to $7.75 million.

The Company may terminate the Merger Agreement:

•
if Parent has breached any of its representations, warranties, covenants or agreements and, as a result, the conditions to the Company’s obligation to complete the Merger would not be satisfied and are not capable of being satisfied by October 27, 2007; or

•	if it enters into a definitive acquisition agreement providing for a Superior Proposal; provided that the Company must pay Parent a termination fee equal to $7.75 million.

Amendment and Waiver

The parties may amend or supplement the Merger Agreement at any time prior to the effective time of the Merger by written agreement of the parties, except that, after the authorization of the Merger Agreement by the shareholders of the Company, no amendment or supplement that, by law, requires further authorization by such shareholders may be made without further shareholder authorization.  At any time prior to the effective time of the Merger, any party may, in a signed written instrument, waive any inaccuracies in the representations and warranties, extend the time for the performance of any of the obligations or waive compliance with any of the agreements or conditions of any other party, except that, after the approval of the Merger Agreement by the shareholders of the Company, no extension or waiver that, by law, requires further approval by such shareholders may be made without further shareholder approval.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.  Each of the parties agreed to bring all actions or proceedings arising out of or relating to the Merger Agreement in the federal or state courts located in the Borough of Manhattan of the City of New York, New York, and the parties irrevocably waived, to the extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The parties also agreed that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Each of the parties waived any and all rights to trial by jury in any action or proceeding arising out of or related to the Merger Agreement.

MARKET PRICE OF COMMON STOCK

Our Common Stock trades on the AMEX under the symbol “MCX”.  The following table sets forth the high and low sales prices per share of Common Stock on the AMEX for the periods indicated.

Market Information

Period	High Price	Low Price
2005
1st Quarter	$8.93	$3.55
2nd Quarter	$10.11	$7.59
3rd Quarter	$10.35	$8.95
4th Quarter	$15.82	$9.30

2006
1st Quarter	$15.70	$12.02
2nd Quarter	$13.88	$10.10
3rd Quarter	$11.93	$10.11
4th Quarter	$10.50	$9.04

2007
1st Quarter	$10.27	$9.00
2nd Quarter	$12.65	$9.96
3nd Quarter (through August 9, 2007)	$14.10	$11.60

On August 9, 2007, our Common Stock closed at $14.05 per share.  You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

As of August 9, 2007, there were approximately 57 record holders of shares of Common Stock.

Prior to the consummation of the Merger, the Company is restricted by the Merger Agreement in its ability to declare and pay dividends, other than to pursue its regular policy of paying a quarterly dividend (of no more than $0.0625 per share) in conformity with past practice; provided, however, that the level of future dividends will be determined by the Board of Directors in light of earnings from operations, capital requirements and the financial condition of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of August 1, 2007 by (i) each beneficial owner who owns more than 5% of the outstanding shares of Common Stock, (ii) each of our named executive officers and directors and (iii) all of our named executive officers and directors as a group.  The information is not necessarily indicative of beneficial ownership for any other purpose.  Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under community property laws.  The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name(1)	# of Shares	%
Bear Stearns Merchant Banking LLC (2) 383 Madison Avenue, New York, New York 10179	5,077,536	53.4
John H. Blankley	30,195	*
Antony Crawford	164,850	1.7
Anton Pardini	2,229	*
Graham Pimblett	20,200	*
Charles B. Longbottom	44,709	*
Horst Schomburg	33,276	*
All Directors and Named Executive Officers as a Group (6 persons)	295,459	3.1
__________
* Less than 1%.
(1)	The address for all persons listed in the table (other than BSMB) is MC Shipping Inc., c/o MC Shipping S.A.M., Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco.

(2)
According to a Schedule 13D filed by BSMB with the Securities and Exchange Commission on August 9, 2007, on July 30, 2007, Parent, an entity controlled by BSMB, purchased 4,226,448 shares of Common Stock from Navalmar Transportes Maritimos LDA (“Navalmar”), a company controlled by our former director Enrico Bogazzi, and 849,270 shares of Common Stock from Weco-Rederi Holding A/S (“Weco-Rederi”), a company controlled by our former director Johan Wedell-Wedellsborg.  Each of Messrs. Bogazzi and Wedell-Wedellsborg, formerly Navalmar’s and Weco-Rederi’s respective designees on the Board of Directors, resigned his position as a director of the Company immediately prior to the Board of Directors’ meeting held to consider and approve the Merger Agreement; however, each retained 909 shares of Common Stock that had been awarded to them for their prior services as directors of the Company and entered into a voting agreement with Parent to vote those shares in favor of the Merger Agreement, which shares are included in the number of shares shown above as beneficially owned by BSMB.

DISSENTERS’ RIGHTS

Under Section 10.7 of the Business Corporation Act of the Republic of Liberia (“BCAL”), you have the right to dissent from the Merger and receive a cash payment of the fair value of your shares of Common Stock in lieu of the Merger Consideration, if you follow the procedures set forth in Section 10.8 of the BCAL.  The following is a summary of the material provisions of the procedures required to be followed by a shareholder to demand and perfect dissenters’ rights under Section 10.8 of the BCAL, the full text of which appears in Annex C to this proxy statement.

Section 10.8 of the BCAL provides that a shareholder intending to enforce his rights to receive payment for such shareholder’s shares under Section 10.7 of the BCAL, in lieu of the Merger Consideration, must file with the Company, before the special meeting or at the special meeting but before the vote, written objection to the Merger.  All such objections should be in writing and addressed to Office of the Secretary, MC Shipping Inc., c/o MC Shipping S.A.M., Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco, Attention:  Alexander Gorchakov.  However, no such objection is required from any shareholder to whom the Company does not give notice of the special meeting.  This proxy statement constitutes the Company’s notice to its shareholders of the availability of their rights under Section 10.7 of the BCAL in connection with the Merger.  If you wish to consider exercising your rights under Section 10.7 of the BCAL, you should carefully review the text of Section 10.8 contained in Annex C, because failure to comply timely and properly with the requirements of Section 10.8 could result in the loss of your rights to receive payment of the fair value of your shares under Section 10.8 of the BCAL.

The following is a summary of the material provisions of Section 10.8 of the BCAL:

•
Within 20 days after the date of the special meeting, assuming that Company shareholders approve the authorization of the Merger Agreement, the Company shall give written notice of such authorization by registered mail to each shareholder who filed a written objection or from whom written objection was not required, excepting any shareholder who voted in favor of the authorization of the Merger Agreement.

•
Within 20 days after the giving of such notice by the Company, any shareholder to whom the Company was required to give notice and who elects to dissent shall file with the Company a written notice of such election, stating such shareholder’s name and residence address, the number of shares as to which such shareholder dissents, and a demand for payment of the fair value of such shareholder’s shares.

•
A shareholder may not dissent as to fewer than all the shares, held by such shareholder of record, that such shareholder owns beneficially.  A nominee or fiduciary may not dissent on behalf of any beneficial owner as to fewer than all the shares of such beneficial owner held of record by such nominee or fiduciary.

•	Upon filing notice of election to dissent, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of such shareholder’s shares.

•
Within seven days after the expiration of the period within which shareholders may file their notices of election to dissent or within seven days after the effective time of the Merger, whichever is later, the Company shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for such shareholder’s shares at a price which the Company considers to be fair value.  If within 30 days after the making of such offer, the Company and any shareholder agree upon the price to be paid for such shareholder’s shares, payment shall be made within 30 days after making such offer upon surrender of certificates representing those shares.

•
If the Company fails to make such offer within the seven day period noted above or makes an offer which any dissenting shareholder fails to agree with, then the Company shall, within 20 days after the expiration of the later of the two periods described in the preceding paragraph, institute a special proceeding in the circuit court of Monrovia, Liberia to determine the rights of dissenting shareholders and to fix the fair value of their shares.  If the Company fails to institute such proceeding within such period of 20 days, any dissenting shareholder may institute such proceeding not later than 30 days after expiration of such 20-day period.  If such proceeding is not instituted within such 30-day period, all dissenters’ rights shall be lost unless the circuit court, for good cause shown, shall otherwise direct.  All dissenting shareholders, except those who have accepted the price offered by the Company, shall be made parties to the proceeding and the Company shall serve a copy of the petition upon each dissenting shareholder.

•
The court shall determine whether each dissenting shareholder is entitled to receive payment for such shareholder’s shares and it shall proceed to fix the value of the shares, which shall be the fair value as of the close of business on the day prior to the date of the special meeting.  The court may appoint an appraiser to receive evidence and recommend a decision on the question of fair value.  The final order shall be entered against the Company, in favor of each dissenting shareholder who is determined to be entitled to receive the fair value of such shareholder’s shares, and, within 60 days after the final determination, the Company shall pay to each dissenting shareholder the amount found to be due.

The Company is not aware of any published judicial interpretation of the provisions of Sections 10.7 and 10.8 of the BCAL.  There can be no assurance that the amount any shareholder would receive in connection with the assertion of dissenters’ rights under the BCAL will be different from, or more or less than, the Merger Consideration.

Section 10.8 of the BCAL provides that the enforcement by a shareholder of such shareholder’s right to receive payment for such shareholder’s shares in the manner provided in Section 10.8 of the BCAL shall exclude the enforcement by such shareholder of any right to which such shareholder might otherwise be entitled by virtue of share ownership, except that Section 10.8 of the BCAL shall not exclude the right of any shareholder to bring or maintain an appropriate action to obtain relief on the ground that the Merger will be or is illegal or fraudulent as to such shareholder.

If you wish to dissent from the Merger and receive payment of the fair value of your shares of Common Stock in lieu of the Merger Consideration, you should consult your legal advisor.  In addition, if you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise your rights under Sections 10.7 and 10.8 of the BCAL, you should consult with your broker or other nominee to determine the appropriate procedures.

SHAREHOLDER PROPOSALS

If the Merger Agreement has not been consummated prior to the date scheduled for the 2008 Annual Meeting of Shareholders, proposals of shareholders, other than the nomination of an individual to serve as a director of the Company, intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Secretary of the Company at the principal office set forth above no later than February 9, 2008 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

In accordance with the Company’s Articles of Incorporation, as amended, no individual shall be elected a director unless (a) such person is elected by two-third of the directors in office to fill a vacancy in the Board of Directors, (b) such person is an officer or director of the Company or (c) the name of such person, together with a written consent to serve if elected and such written information concerning percentage of ownership of the Company’s securities, prior occupations, transactions with the Company or its subsidiaries, and other matters as may at the time be required by or pursuant to the By-Laws, shall have been filed with the Secretary of the Company no later than the adjournment of the Annual Meeting of Shareholders for the year immediately preceding the Annual Meeting at which such person intends to be a candidate for director, or 12 months prior to the day on which a meeting is to be held, if the person intends to be a candidate for director at a special meeting of shareholders.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC.  You may read and copy any reports or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference room.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

In addition, copies of this proxy statement are available upon written request to Alexander Gorchakov at MC Shipping Inc., c/o MC Shipping S.A.M., Gildo Pastor Center, 7, rue du Gabian, MC 98000 Monaco or contact@mcshipping.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person.  This proxy statement is dated August 13, 2007.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary.

By order of the Board of Directors,

ALEXANDER GORCHAKOV
Secretary

August 13, 2007

ANNEX A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of July 30, 2007
among
MAST ACQUISITION LTD.,
MAST MERGER SUB CORP.
and
MC SHIPPING INC.

A-i

SECTION 3.10	No Reliance	22
ARTICLE IV Additional Covenants and Agreements		22
SECTION 4.1	Conduct of Business	22
SECTION 4.2	Other Offers; Etc	26
SECTION 4.3	Reasonable Best Efforts	30
SECTION 4.4	Proxy Statement	32
SECTION 4.5	Company Shareholders Meeting	32
SECTION 4.6	Public Announcements	32
SECTION 4.7	Access to Information; Confidentiality	32
SECTION 4.8	Notification of Certain Matters	33
SECTION 4.9	Indemnification and Insurance	33
SECTION 4.10	Fees and Expenses	35
SECTION 4.11	Delisting	35
SECTION 4.12	Parent Representation on the Company Board	35
SECTION 4.13	Securityholder Litigation	41
SECTION 4.14	Tax Elections	39
SECTION 4.15	U.S. Federal Income Tax Returns	39
SECTION 4.16	Vessel Charters	39
ARTICLE V Conditions to the Merger		39
SECTION 5.1	Conditions to Each Party's Obligation to Effect the Merger	39
SECTION 5.2	Conditions to the Obligations of Parent and Merger Sub	40
SECTION 5.3	Conditions to the Obligations of the Company	40
SECTION 5.4	Frustration of Closing Conditions	40
ARTICLE VI Termination		41
SECTION 6.1	Termination	41
SECTION 6.2	Effect of Termination	42
SECTION 6.3	Termination Fee	42
SECTION 6.4	Acknowledgment	42
ARTICLE VII Miscellaneous		43
SECTION 7.1	Survival of Representations, Warranties and Agreements	43
SECTION 7.2	Amendment or Supplement	43
SECTION 7.3	Extension of Time, Waiver, Etc	43
SECTION 7.4	Assignment	44
SECTION 7.5	Counterparts	44
SECTION 7.6	Entire Agreement; No Third-Party Beneficiaries	44
SECTION 7.7	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	44
SECTION 7.8	Specific Enforcement	45
SECTION 7.9	Notices	45
SECTION 7.10	Severability	46
SECTION 7.11	Definitions	46
SECTION 7.12	Interpretation	49

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 30, 2007 (this "Agreement"), is among MAST ACQUISITION LTD., a Bermuda exempted limited company organized under the laws of Bermuda ("Parent"), MAST MERGER SUB CORP., a corporation organized under the laws of the Republic of Liberia and a wholly owned Subsidiary of Parent ("Merger Sub"), and MC SHIPPING INC., a corporation organized under the laws of the Republic of Liberia (the "Company").  Certain terms used in this Agreement without definition shall have their meanings as defined in Section 7.11.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each deems it advisable that Parent acquire the Company on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, in furtherance thereof it is proposed that such acquisition be accomplished by the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, in accordance with the Business Corporation Act of the Republic of Liberia (the "BCAL"), pursuant to which all of the shares of voting common stock, $0.01 par value, of the Company ("Company Common Stock") issued and outstanding (each, a "Share" and, collectively, the "Shares"), other than certain Shares as provided in Section 1.7(b) and Dissenting Shares, will be converted into the right to receive the Merger Consideration on the terms and subject to the conditions provided for in this Agreement (the "Merger");

WHEREAS, the respective Boards of Directors of Parent (on its own behalf and as the sole shareholder of Merger Sub), Merger Sub and the Company have each approved this Agreement and the Merger; and

WHEREAS, the Company has been advised by Navalmar Transportes Maritimos LDA and Weco-Rederi Holding A/S (the "Principal Shareholders"), whose representatives on the Company Board resigned their positions as directors of the Company prior to the meeting of the Company Board held to approve this Agreement, that, concurrent with the execution and delivery of this Agreement, they and their respective Affiliates are entering into binding commitments to sell the 4,226,448 Shares and 849,270 Shares owned by them, respectively, representing in the aggregate approximately 53% of the outstanding Shares, to Parent at a cash purchase price equal to $14.25 per Share;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the BCAL, at the Effective Time Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation").

SECTION 1.2   Closing.  The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (New York time) on a date to be specified by the parties (the "Closing Date"), which date shall be no later than the fifth (5th) business day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3   Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Minister of Foreign Affairs (as defined in the BCAL, the "Minister of Foreign Affairs") articles of merger pursuant to Section 10.2.5 of the BCAL executed in accordance with the relevant provisions of the BCAL (the "Articles of Merger").  The Merger shall become effective upon the filing of the Articles of Merger or at such later time as is agreed to by the parties hereto and specified in the Articles of Merger (the time at which the Merger becomes effective is herein referred to as the "Effective Time").

SECTION 1.4   Effects of the Merger.  The Merger shall have the effects set forth in the BCAL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5   Articles of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall be amended in their entirety to read as the articles of incorporation and bylaws of Merger Sub until thereafter amended as provided therein or by applicable Law (and subject to Section 4.9); provided, however, that Article I of the articles of incorporation of the Surviving Corporation shall be amended to provide that the Surviving Corporation shall be named "MC Shipping Inc."

SECTION 1.6   Directors and Officers of the Surviving Corporation.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

SECTION 1.7   Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or the Company:

(a)           Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Any shares of Company Common Stock that are owned by the Company as treasury stock and any Shares owned by Parent, Merger Sub or any other Subsidiary of Parent shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Each Share (other than (i) Shares to be canceled in accordance with Section 1.7(b) and (ii) any Dissenting Shares) shall be converted into the right to receive $14.25 in cash, without interest (the "Merger Consideration").  All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with this Agreement, without interest.

SECTION 1.8   Exchange of Certificates.

(a)           Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") to receive, on terms reasonably acceptable to the Company, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 1.7(c).  Parent shall deposit such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time.  Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Service, Inc. or Standard & Poor's Ratings Services or (iv) non-U.S. money market funds investing solely in a combination of the foregoing.  Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent.  Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this paragraph.

(b)           Exchange Procedures.  Promptly after the Effective Time (but in no event more than three (3) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (or evidence of shares in book-entry form), which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 1.7(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (less any applicable excise and withholding Taxes in accordance with Section 1.8(g)), without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article I, without interest.

(c)           Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time.  From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.  Subject to the last sentence of Section 1.8(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

(d)           Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article I.

(e)           Termination of Fund.  At any time following the six-month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat, Tax or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon.  Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of all claims or interests of any Person previously entitled thereto.

(f)           No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, Tax or similar Law.

(g)           Withholding Taxes.  Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as may be required to be deducted and withheld with respect to the making of such payment under any applicable Tax Law.  To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

SECTION 1.9   Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 10.8 of the BCAL (each, a "Dissenting Shareholder"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead such Dissenting Shareholder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 10.8 of the BCAL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 10.8 of the BCAL), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the BCAL.  If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Shareholder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 1.7(c), without any interest thereon.  The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the BCAL and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the BCAL.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument, or waive any failure by a shareholder to timely comply with the requirements of the BCAL, unless Parent shall have given its written consent to such payment or settlement offer or unless otherwise required by an order, decree, ruling or injunction of a court of competent jurisdiction.  Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.8 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

ARTICLE II

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as set forth in the letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Letter") or in the Company SEC Documents publicly filed prior to the date of this Agreement, excluding any disclosures set forth in any risk factor section thereof, in any section relating to forward-looking statements and any other disclosures included therein that are cautionary, predictive or forward-looking in nature (the "Filed Company SEC Documents") (it being understood that any matter set forth in the Company Disclosure Letter or in such Filed Company SEC Documents shall be deemed disclosed with respect to any section of this Article II to which the matter relates, to the extent the relevance of such matter to such section is readily apparent):

SECTION 2.1   Organization and Standing.

(a)           The Company is a corporation validly existing and in good standing under the Laws of the Republic of Liberia and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Merger.  For purposes of this Agreement, the term "Company Material Adverse Effect" shall mean any change, event or occurrence which has a material adverse effect on the results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than changes, events, occurrences or effects arising out of, resulting from or attributable to (i) changes in conditions in any geographic region in which the Company does business or in the global economy or in capital or financial markets generally, including changes in interest or exchange rates, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (ii) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Company and its Subsidiaries conduct business, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (iii) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, collaborators or employees, (iv) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (v) storms, earthquakes or other natural disasters, provided that such changes do not affect the Company and its Subsidiaries in a disproportionate manner, (vi) any action required to be taken by the Company or any of its Subsidiaries pursuant to this Agreement, or (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred.

(b)           Each of the Company's Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of the Company's Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Filed Company SEC Documents contain a true and complete list of each such Subsidiary and the jurisdiction of incorporation or organization of such Subsidiary.  All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (except for directors' qualifying shares or the like) are duly authorized, have been validly issued, are fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and other applicable securities Laws and rules and regulations promulgated thereunder.

(c)           The Company has previously made available to Parent complete and correct copies of the articles of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries, in each case as amended through the date of this Agreement (the "Company Charter Documents").  None of the Company or its Subsidiaries, respectively, is in material violation of the Company Charter Documents.

SECTION 2.2   Capitalization.

(a)           The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock, par value $0.01 per share. At the close of business on July 11, 2007, (i) 9,515,471 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury) and (ii) 47,000 shares of Company Common Stock were reserved for issuance under the Company Stock Plan (none of which were subject to outstanding options to purchase shares of Company Common Stock granted under the Company Stock Plan).  All shares of Company Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights.  Since July 11, 2007, the Company has not issued, or reserved for issuance, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

(b)           There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or anti-dilutive right with respect to, any shares of Company Common Stock or any capital stock of the Company or any of its Subsidiaries.  There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which holders of Company Common Stock or any such Subsidiary may vote.

SECTION 2.3   Authority; Noncontravention; Voting Requirements.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by the Company Board, and except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity (the "Bankruptcy and Equity Exception").

(b)           The Company Board, at a meeting duly called and held and based on the recommendation of the Transaction Committee of the Company Board (the "Transaction Committee"), has (i) approved and declared advisable this Agreement and the Merger and directed that this Agreement and the Merger be submitted to the holders of Company Common Stock for their adoption and (ii) resolved, subject to Section 4.2, to recommend that the holders of Company Common Stock adopt this Agreement (the "Company Recommendation").

(c)           Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 2.4 and the Company Shareholder Approval are obtained and the filings referred to in Section 2.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or (y) except as set forth in Section 2.3(c) of the Company Disclosure Letter, violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a "Contract") to which the Company or any of its Subsidiaries is a party, or by which any of their respective properties or assets is bound, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

(d)           The affirmative vote (in person or by proxy) of the holders of two-thirds of the shares of Company Common Stock present in person or represented by proxy at the Company Shareholders Meeting, but in no event less than a majority of the outstanding shares of Company Common Stock, in favor of the adoption of this Agreement is the only vote or approval of the holders of any class or series of capital stock of the Company which is necessary to adopt this Agreement and approve the Merger (the "Company Shareholder Approval").

SECTION 2.4   Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Minister of Foreign Affairs pursuant to the BCAL and (ii) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, "Foreign Antitrust Laws"), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected (A) to have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations hereunder, (C) prevent or materially delay consummation of the Merger or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business and operations immediately following consummation of the Merger in the manner in which they were conducted immediately prior to consummation of the Merger.

SECTION 2.5   Company SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           The Company is a "foreign private issuer" (as that term is defined in Rule 3b-4 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) and voluntarily files annual reports on Form 10-K and quarterly reports on Form 10-Q with the Securities and Exchange Commission.  The Company has filed all required registration statements, prospectuses, forms, reports and proxy statements with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), from and after January 1, 2004 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents").  None of the Company's Subsidiaries is required to file periodic reports with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents and, to the Company's Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)           The consolidated financial statements of the Company included in the Company SEC Documents (the "Company Financial Statements") have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which were not and would not, individually or in the aggregate, reasonably be expected to be material).  The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

(c)           Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2006 (the "Balance Sheet Date") included in the Filed Company SEC Documents (including the notes thereto), (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the transactions contemplated hereby, or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)           The Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company (i) has designed and maintains "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board (A) any "significant deficiencies" and "material weaknesses" in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2, as in effect on the date hereof.

(e)           The Company's financial projections and the Company's business plan, for the period from 2007 through 2011, prepared for the Company Board and thereafter provided by the Company to Parent and Merger Sub prior to the date hereof, were reasonably prepared on a basis reflecting management's best estimates, assumptions and judgments, at the time provided to Parent and Merger Sub, as to the future financial performance of the Company and the Subsidiaries.  Except as set forth in Section 2.5(e) of the Company Disclosure Letter, to the Knowledge of the Company, there have been no events or circumstances which would reasonably be expected to materially adversely affect the accuracy of such projections on the date hereof.

SECTION 2.6   Absence of Certain Changes.  Since the Balance Sheet Date, (a) each of the Company and its Subsidiaries has carried on and operated its businesses in all material respects in the ordinary course of business, (b) there have not been any events, changes or occrrences that have had a Company Material Adverse Effect and (c) no fact, event, circumstance or condition exists or has occurred and continues to exist that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.7   Legal Proceedings.  As of the date hereof, except as set forth in Section 2.7 of the Company Disclosure Letter, there is no pending or, to the Knowledge of the Company, threatened Action or Proceeding against or relating to the Company or any of its Subsidiaries (including any Action or Proceeding relating to any alleged or actual breach of the ISM Code or ISPS Code or any Environmental Law) for an amount that could reasonably be expected to be greater than $100,000 for any individual Action or Proceeding and $400,000 for all Actions or Proceedings in the aggregate (in either case excluding legal fees and expenses), nor is there any injunction, order, judgment, ruling or decree imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority.

SECTION 2.8   Compliance With Laws; Permits.  The Company and its Subsidiaries have been for the past five (5) years and are currently in compliance with all laws, statutes, ordinances, codes, rules, regulations, decrees, treaties, orders and other legal requirements of Governmental Authorities (collectively, "Laws") applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to be adverse to the Company or any of its Subsidiaries in any material respect.  The Company and each of its Subsidiaries have held for the past five (5) years and are currently holding all licenses, franchises, permits, certificates, approvals, clearances and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, "Permits"), and all such Permits are valid and in full force and effect, except where the failure to hold the same or of the same to be valid and in full force and effect would not, individually or in the aggregate, reasonably be expected to (A) have a Company Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations hereunder, (C) prevent or materially delay consummation of the Merger, or (D) impair in any material respect the ability of the Company and its Subsidiaries to conduct their business and operations immediately following consummation of the Merger in the manner in which they were conducted immediately prior to consummation of the Merger.

SECTION 2.9   Proxy Statement.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.4, the Proxy Statement, and any amendments or supplements thereto, will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Company with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 2.10   Tax Matters.

(a)           Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects; (ii) all material Taxes of the Company and each of its Subsidiaries that are duehave been timely paid; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid; and (iv) no audit or other Action or Proceeding is pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received.

(b)           Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)           Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(d)           There are no liens for Taxes upon any material property or other material assets of the Company or any of its Subsidiaries, except liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP.

(e)           All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Tax authority or other Governmental Authority, except for such failure to do any of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)           For purposes of this Agreement: (i) "Taxes" shall mean (x) all applicable taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, tonnage tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (y) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (x), and (z) any liability in respect of any items described in clauses (x) and/or (y) payable by reason of contract, assumption, transferee liability, operation of Law or otherwise, and (ii) "Tax Returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(g)           No waivers or extensions of any statute of limitations have been granted or requested with respect to any material Taxes of the Company or any of its Subsidiaries, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course.  Neither the Company nor any of its Subsidiaries (i) has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Law or as a transferee or successor, (ii) has engaged in any "listed transaction" within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2), or (iii) has, since its inception, been required to file a U.S. federal income tax return.  None of the Company, any of its Subsidiaries or Waterloo Shipping Company Ltd. has ever been a passive foreign investment company within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").  The Company and each of its Subsidiaries that owns or operates a ship qualifies, and since its inception has qualified, for the exemption provided by Section 883 of the Code.

(h)           Each Subsidiary of the Company and Waterloo Shipping Company Ltd. is properly treated as a pass-through entity for U.S. federal income Tax purposes.

(i)           This Section 2.10 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters.

SECTION 2.11   Employee Benefits and Labor Matters.

(a)           The Company has previously made available to Parent:

(i)           details of the total number of employees as of the date of this Agreement;

(ii)           the full name, age, date of start of employment, period of continuous employment, notice period, job title, salary, bonus and commission of all directors, officers or employees of the Company;

(iii)           details of any period of absence and any payments received or due to those employees who have been absent for more than a month as of the date of this Agreement or who are on long-term sickness leave, parental leave or other long-term leave of absence as of the date of this Agreement and have a contractual or statutory right to return to work; and

(iv)           correct and complete copies of each material employee benefit plan or agreement maintained by the Company or any of its Subsidiaries (each, a "Company Plan"), including, but not limited to, each (w) severance or employment agreement with directors, officers or employees of or consultants to the Company or any of its Subsidiaries, (x) severance program or policy of the Company or any of its Subsidiaries with or relating to its employees, (y) plan, program, agreement or other arrangement of the Company or any of its Subsidiaries with or relating to its directors, officers, employees or consultants that contains change-in-control (or comparable) provisions, and (z) arrangement providing pension, lump sum or other payments given or in connection with (whether on or following) termination of employment as a result of retirement, death or disability, under which any current or former directors, officers, employees or consultants of the Company or its Subsidiaries and their dependants have any present or future rights to benefits or which the Company or any of its Subsidiaries has ever operated, contributed to or participated in.  Each Company Plan maintained by the Company or any of its Subsidiaries has been administered in accordance with its terms other than instances of non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company Plans are all in compliance with all applicable Laws, except for any instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)           Except as set forth in Section 2.11(b) of the Company Disclosure Letter, (i) no change has been made to the terms of employment of any person earning more than £50,000 per annum since December 31, 2006, and (ii) no new director, officer or employee earning more than £50,000 has been appointed or received an offer of employment from the Company which still remains outstanding (except that the Company is in the process of hiring a new employee in Singapore who will earn more than £50,000 and intends to hire a new chief financial officer who will earn more than £50,000).  The Company has not received or been given written notice of any resignation of any director, officer or employee earning more than £50,000, and there is no agreement with any director, officer or employee that entitles any of them to give notice of termination of employment, as a result of this Agreement.

(c)           The Company has separately provided Parent true and complete copies of the terms of employment of all current employees and those with offers outstanding.

(d)           The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours, and the terms of the Company Plans providing benefits described in Section 2.11(a)(iv) above, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement and no labor union has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.  None of the Company or its Subsidiaries has been issued with a contribution notice or financial support direction by the Pensions Regulator in accordance with its powers under sections 38 to 51 (inclusive) of the UK Pensions Act 2004 ("PA04")  and no circumstances exist which would reasonably be expected to result in the Company or its Subsidiaries being issued with a contribution notice or a financial support direction under sections 38 to 51 (inclusive) of PA04.  There are no pending claims for severance or early retirement pensions.  None of the directors, officers, employees or consultants of the Company or its Subsidiaries who transferred to the Company or its Subsidiaries under the UK Transfer of Undertakings (Protection of Employment) Regulations 2006 ("TUPE") has retired early on less favorable terms than he would have had under his pre-TUPE pension arrangement.  No director, officer, employee or consultant of the Company or its Subsidiaries is entitled to early retirement terms which are different from those in the Company Plans as a result of a previous TUPE transfer.

SECTION 2.12   Contracts.

(a)           The Company has previously made available to Parent (including through the provision of Filed Company SEC Documents) correct and complete copies of all of the following Contracts (including all material amendments, modifications, extensions or renewals with respect thereto) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (collectively, the "Company Contracts"):

(i)           that contain a covenant restricting the ability of the Company or any of its Subsidiaries to compete in any business or with any Person or in any geographic area;

(ii)           with any Affiliate of the Company (other than any of its Subsidiaries and other than employment or compensation-related Contracts);

(iii)           relating to any material joint venture, partnership or other similar arrangement involving co-investment with a third party;

(iv)           with a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of its Subsidiaries;

(v)           pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries has guaranteed any indebtedness for borrowed money of any other Person (other than the Company or any of its Subsidiaries and excluding trade payables arising in the ordinary course of business);

(vi)           that are ship charters (including capital leases) to which the Company or any Subsidiary is a party (as owner, operator, charterer, lessee or lessor, as the case may be) and related management agreements, as of the date hereof;

(vii)           that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents; and

(viii)   relating to (A) the future disposition or acquisition of any material assets or properties, other than dispositions or acquisitions in the ordinary course of business, and (B) any merger or other business combination transaction consummated after December 31, 2004.

(b)           Each Company Contract is valid and binding on the Company and each of its Subsidiaries which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract and, to the Knowledge of the Company, each other party to each Company Contract has performed all obligations required to be performed by it prior to the date hereof under such Company Contract, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.13   Real Estate; Environmental Matters.

(a)           Neither the Company nor any of its Subsidiaries owns, or in the past has owned, any real estate.

(b)           Except as set forth in Section 2.13(b) of the Company Disclosure Letter:

(i)           The Company and each of its Subsidiaries is and has been in compliance with (x) all applicable federal, state, local, foreign and international Laws concerning pollution or protection of the environment or natural resources, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous or toxic materials, substances or wastes or pollutants or contaminants (collectively "Hazardous Materials"), as such requirements are enacted and in effect on the Closing Date ("Environmental Laws"), and (y) any Permits required under applicable Environmental Laws for the current operations of the Company and each of its Subsidiaries, except for any such instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)           Neither the Company nor any of its Subsidiaries has received any written notice or report regarding any actual or alleged violation of any applicable Environmental Law or any liabilities arising under applicable Environmental Laws, in each case concerning the Company or its Subsidiaries, except for any such violation or liability that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(iii)           To the Knowledge of the Company, there is no Action or Proceeding relating to or arising under Environmental Laws that is pending or threatened against or affecting the Company or any of its Subsidiaries.

(iv)           Neither the Company nor any of its Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, except for any such instances of notices or obligations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(v)           To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any real property or assets owned or leased by or for the Company or any of its Subsidiaries that would reasonably be expected to result in the Company and its Subsidiaries incurring liabilities or losses under Environmental Laws, including, but not limited to, any releases of Hazardous Materials at or from any of the vessels or any containers under the control of the Company or any Subsidiary except for any such facts, circumstances or conditions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           This Section 2.13 contains the sole and exclusive representations and warranties of the Company with respect to any environmental matters, including without limitation any arising under any Environmental Laws.

SECTION 2.14   Intellectual Property.

(a)           As used herein: (i) "Intellectual Property" means all U.S. and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing ("Trademarks"), (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights ("Patents"), (C) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same ("Copyrights"), (D) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies ("Trade Secrets") and (E) databases and compilations, including any and all electronic data and electronic collections of data; (ii) "IP Licenses" means any license or sublicense rights in or to any Intellectual Property; (iii) "Software" means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing; and (iv) "Company Intellectual Property" means the Intellectual Property, IP Licenses and Software held for use or used in the business of the Company or any of its Subsidiaries as presently conducted.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or possesses appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect:

(i)           to the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, or otherwise violate any Intellectual Property rights of any third party;

(ii)           to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property that is owned by the Company or any of its Subsidiaries;

(iii)           no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Company Intellectual Property that is owned by the Company or any of its Subsidiaries; and

(iv)           the consummation of the Merger will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any of the Company Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by them absent the consummation of the Merger.

SECTION 2.15   Insurance.  Section 2.15 of the Company Disclosure Letter lists and briefly describes each insurance policy maintained by the Company and any of its Subsidiaries.  The Company previously furnished Parent with a claims history as of June 12, 2007 for the past five (5) years plus any insurance year that has not been closed in accordance with the terms of the relevant insurance policy.  All premiums due and payable to date under all such policies and Contracts have been paid and the Company and its Subsidiaries are otherwise in compliance in all respects with the terms of such policies and Contracts, except for such failures to be in compliance which could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received notice of cancellation or non-renewal of any marine insurance policy.

SECTION 2.16   Vessels.

(a)           Section 2.16(a) of the Company Disclosure Letter lists all vessels owned, chartered or operated by the Company or any of its Subsidiaries (the "Vessels"), setting forth, for each Vessel, its (i) name, (ii) owner, (iii) flag state of registration (including any bareboat registration), (iv) charterer, (v) IMO number and call sign, (vi) classification society, (vii) year of construction, (viii) date of last special survey, and (ix) date of last drydocking.  Except as set forth in Section 2.16(a) of the Company Disclosure Letter, no Vessel is subject to any demise charter or contract of affreightment.

(b)           Except as set forth on Section 2.16(b) of the Company Disclosure Letter, each of the Vessels: (i) is free and clear of all secured liens except as described in the Filed Company SEC Documents; (ii) is insured in accordance with the policies listed on Section 2.15 of the Company Disclosure Letter; (iii) is in material compliance, and each Person providing management services for such Vessel is in material compliance, with the requirements of the ISM Code, the ISPS Code and the MTSA, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto; (iv) is in material compliance with all laws as are applicable to vessels (A) registered under the law of the flag state in which such Vessel is registered and (B) trading to any jurisdiction to which such Vessel may trade from time to time; (v) is in the sole and absolute ownership of the relevant owner described in Section 2.16(a) of the Company Disclosure Letter, and duly documented in the name of such owner under the laws of the flag state in which such Vessel is registered; (vi) except with respect to Kew Bridge, maintains the highest classification and rating for vessels of the same age and type with her classification society; (vii) is in a good and safe condition and state of repair; and (viii) is seaworthy for hull and machinery insurance warranty purposes in all material respects for its intended service.  Except with respect to Kew Bridge, class certificates and national and international certificates respecting the Vessels are valid and their class is maintained.

SECTION 2.17   Leases of Ships and Ship Charters.  The Filed Company SEC Documents contain a correct and complete list of all ship charters (including capital leases) to which the Company or any Subsidiary is a party (as owner, operator, charterer, lessee or lessor, as the case may be) as of the date hereof (collectively, the "Charters").  Each such Charter is, with respect to the Company and its Subsidiaries, in full force and effect; all rents, payments or charter hire due to date on each such Charter have been paid in the ordinary course consistent with past practice (except where disputed in good faith); in each case, the charterer has been in possession since the commencement of the original term of such Charter and is not in default thereunder and no waiver, indulgence or postponement of the charterer's obligations thereunder has been granted by the lessor, owner or operator.  Neither the Company nor any Subsidiary has breached any material terms or conditions under any such Charter in any material respect, and, to the Knowledge of the Company, all material covenants to be performed by any other party under any such Charter have been performed in all material respects.  None of the Charters will be violated, breached or terminated by reason of the consummation of the Merger.

SECTION 2.18   Certain Business Relationships with Affiliates.  Except as disclosed in the Filed Company SEC Documents, from and after January 1, 2006 and prior to the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is to be a party, that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.19   Opinion of Financial Advisor.  The Transaction Committee has received the opinion of DnB NOR Markets, Inc. ("DnB"), dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

SECTION 2.20   Brokers and Other Advisors.  Except for DnB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker's, finder's, financial advisor's, agent's or other similar fee or commission, or the reimbursement of expenses, in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has provided a true and correct copy of the engagement letter, dated July 12, 2007, with DnB providing for the payment of fees or commissions and such agreement has not been amended or superseded (the "Engagement Letter").

SECTION 2.21   Management Consideration.  Except as set forth in Section 2.21 of the Company Disclosure Letter, no employee of the Company shall receive any amount of  consideration, bonus or other payment in excess of $10,000 from any Person in connection with the transactions contemplated hereby.

SECTION 2.22   No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article II, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that:

SECTION 3.1   Organization and Standing.  Parent is an exempted limited company validly existing and in good standing under the Laws of Bermuda and Merger Sub is a corporation validly existing and in good standing under the Laws of the Republic of Liberia.  Parent is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or held under license by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.2   Authority; Noncontravention.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly authorized and approved by their respective Boards of Directors and adopted by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)           Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation or bylaws (or other comparable organizational documents) of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which any of their respective properties or assets is bound, except, in the case of clause (ii), for such violations or defaults as would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

(c)           No vote of the holders of any class or series of Parent's capital stock or other securities is necessary for the consummation by Parent of the Merger.

SECTION 3.3   Governmental Approvals.  Except for (i) the filing of the Articles of Merger with the Minister of Foreign Affairs pursuant to the BCAL, and (ii) filings required under, and compliance with other applicable requirements of, Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.4   Information Supplied.  The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Shareholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Shareholders Meeting which shall have become false or misleading in any material respect.

SECTION 3.5   Ownership and Operations of Merger Sub.  Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 3.6   Capital Resources.  Parent and Merger Sub collectively have, and will have at the Effective Time, sufficient cash resources available to pay the aggregate Merger Consideration and all fees and expenses payable by them in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.7   Legal Proceedings.  As of the date hereof, there is no pending or, to the Knowledge of Parent, threatened Action or Proceeding, against or relating to Parent or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent to perform its obligations hereunder or prevent or materially delay consummation of the Merger.

SECTION 3.8   Brokers and Other Advisors.  Except for HSBC Securities (USA) Inc. and Poten Capital Services, LLC, the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor, agent or other Person is entitled to any broker's, finder's, financial advisor's, agent's or other similar fee or commission, or the reimbursement of expenses, in connection with this Agreement and the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 3.9   Ownership of Company Common Stock.  Prior to the execution of this Agreement, neither Parent nor Merger Sub nor any of their Affiliates owns (directly or indirectly, beneficially or of record) any Shares and neither Parent nor Merger Sub nor any of their Affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 3.10   No Reliance.  Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article II, and (b) none of Parent or Merger Sub has been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article II of this Agreement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent, Merger Sub or any of their respective representatives.

ARTICLE IV

Additional Covenants and Agreements

SECTION 4.1   Conduct of Business.

(a)           Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 4.1(a) of the Company Disclosure Letter, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Company shall, and shall cause each of its Subsidiaries to, (w) conduct its business in the ordinary course and in conformity with past practice, (x) use its commercially reasonable efforts to preserve substantially intact its capital structure and business organization, its customer and supplier relationships and its goodwill, and retain the services of its present officers and key employees, (y) comply in all material respects with all applicable Laws and the requirements of all Company Contracts, and (z) keep in full force and effect all material insurance policies maintained by the Company and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed in the case of clauses (ii), (iii), (iv), (vi), (vii), (viii), (xiii), (xv) and (xvi) below, as well as clause (xviii) below to the extent it relates to any of the foregoing clauses):

(i)           (A) issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants, options calls, commitments or any other agreements of any character to acquire any shares of its capital stock, except pursuant to written commitments in effect as of the date hereof; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock, other than a quarterly cash dividend of no more than $0.0625 per share; (D) split, combine, subdivide or reclassify any shares of its capital stock or (E) enter into any agreement with respect to the voting of its capital stock;

(ii)           (A) incur any new indebtedness for borrowed money or guarantee any such indebtedness (other than with respect to mechanics maritime liens which are consistent with past practice), or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries other than borrowings in amounts not in excess of $1,000,000 in the aggregate outstanding at any time, except for borrowings permitted under the terms of any existing credit facility as in effect on the date hereof, (B) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries in excess of $1,000,000 in the aggregate or (C) repurchase or prepay any indebtedness for borrowed money in excess of $1,000,000 in the aggregate, except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company's existing credit facility in the ordinary course of business;

(iii)           sell, transfer, encumber, lease, mortgage, or otherwise dispose of or subject to any lien any Vessel owned by the Company or any of its Subsidiaries, or any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (A) sales, leases, rentals and licenses in the ordinary course of business, (B) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (C) dispositions of obsolete or worthless assets, or (D) transfers among the Company and its Subsidiaries;

(iv)           make any non-vessel related capital expenditures in excess of $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole;

(v)           directly or indirectly make any acquisition (including by merger, consolidation or acquisition of stock or any other manner) of the capital stock of, or division, business or equity interest of, or (except in the ordinary course of business consistent with past practice) a material portion of the assets of any other Person;

(vi)           increase in any material respect the compensation of any of its directors, officers, consultants or employees or enter into, amend or terminate any employment, consulting, retention, change in control, bonus or incentive compensation arrangement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, it being understood by the parties that the Company is currently seeking to hire a chief financial officer, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement and (B) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in a manner consistent with past practice;

(vii)           other than in the ordinary course of business or pursuant to any Contract or any Company Plan in existence on the date hereof or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (A) pay to any current or former director, officer, employee or consultant of the Company or any of the Company's Subsidiaries any benefit not provided for under any Contract or Company Plan (other than the payment of cash compensation in the ordinary course of business), (B) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, (C) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan other than as required by the terms of this Agreement or (D) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan to increase the benefits thereunder, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company, other than as required by applicable Tax qualification requirements;

(viii)   make, change or rescind any material election concerning Taxes; settle or compromise any material Tax liability, claim, audit, Action or Proceeding; file any material amended Tax Return; enter into any closing agreement with a Governmental Authority relating to material Taxes; other than as required by applicable Law, change any of its Tax accounting methods or annual periods; surrender any material claim for a refund of Taxes; or waive or extend the statute of limitations in respect of any material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(ix)           make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)           (A) amend the Company Charter Documents, (B) enter into, terminate or amend any Contract other than in the ordinary course of business, (C) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or in any geographic area, (D) amend or modify the Engagement Letter, (E) enter into any Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger, or (F) except to the extent permitted by Section 4.2, release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(xi)           except to the extent permitted by Section 4.2, adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(xii)           adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company;

(xiii)   fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xiv)   enter into any new line of business that is material to the Company and the Subsidiaries of the Company, taken as a whole;

(xv)           make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person;

(xvi)   other than in the ordinary course of business, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole;

(xvii)   acquire any real estate; or

(xviii)   agree to take any of the foregoing actions.

(b)           During the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that could reasonably be expected to (i) impose any material delay in the obtaining of any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) result in any Governmental Authority entering an order prohibiting the consummation of the Merger or (iii) otherwise prevent or materially delay the consummation of the Merger.  Without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or rights, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to have any of the effects described in clauses (i) through (iii) above.

SECTION 4.2   Other Offers; Etc.

(a)           On September 2, 2007, at 11:59 P.M. (the "No-Shop Period Start Date"), the Company shall and shall cause each of its Subsidiaries, and shall use its reasonable best efforts to cause its and its Subsidiaries' respective directors, officers, employees, legal counsel, investment banking and financial advisors, independent accountants and any other agents and representatives (collectively, "Representatives") to, cease any negotiations that may be ongoing immediately prior to the No-Shop Period Start Date with any Person with respect to a Takeover Proposal, other than any negotiations with an Excluded Party, and request, not later than five (5) days following the No-Shop Period Start Date, the prompt return or written acknowledgement of destruction of all confidential information previously furnished to such parties or their Representatives other than an Excluded Party.  During the period from the No-Shop Period Start Date until the Effective Time, or such earlier date as this Agreement may be terminated in accordance with its terms, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to cause its and its Subsidiaries' Representatives not to, (i) solicit, initiate or knowingly encourage (including by way of providing information or access to its properties, books, records or personnel) the submission of any inquiries, proposals, or offers or any other efforts or attempts that constitute, or could reasonably be expected to lead to, any Takeover Proposal, or (ii) except to inform Persons of the existence of the provisions contained in this Section 4.2, participate in or otherwise cooperate with or assist in any discussions or negotiations with, or furnish any non-public information to, any Person regarding any inquiries, proposals, or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to a Takeover Proposal, or (iii) grant any release or waiver under any standstill or similar agreement relating to the Company or any of its Subsidiaries; provided that the foregoing restrictions shall not (x) limit in any respect the ability of the Company and its Representatives to take any of the actions described in clause (i) or (ii) above prior to the commencement of the No-Shop Period Start Date (provided that the Company enters into an Acceptable Confidentiality Agreement with such Person prior to providing any non-public information and promptly provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such Person which was not previously provided to Parent) or (y) be applicable to any Excluded Party; and provided, further, that (1) prior to the commencement of the No-Shop Period Start Date, if requested to do so by any Person, the Company may waive the provisions of any "standstill" agreement between the Company and such Person to the extent necessary to permit such Person to submit a Takeover Proposal and (2) to the extent reasonably required to evaluate a Takeover Proposal that includes the issuance of securities by the Person making such Takeover Proposal, the Company may enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person.  For purposes of this Agreement, the term "Excluded Party" means any Person from whom the Company receives a Takeover Proposal prior to the No-Shop Period Start Date who, as determined in good faith by, and in the reasonable judgment of, the Company Board as of the No-Shop Period Start Date, satisfies the requirements of sub-clauses (A) and (B) of clause (z) of Section 4.2(b) (disregarding the fact, for this purpose, that such Takeover Proposal may not have been an unsolicited Takeover Proposal); provided that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Takeover Proposal made by such Person fails, in the reasonable judgment of the Company Board, to satisfy the requirements of sub-clauses (A) and (B) of clause (z) of Section 4.2(b).

(b)           Notwithstanding Section 4.2(a), commencing on the No-Shop Period Start Date and at any time prior to obtaining the Company Shareholder Approval, in addition to continuing discussions with any Excluded Party regarding such Excluded Party's Takeover Proposal, (x) the Company and its Representatives may have discussions with any Person that has made an unsolicited Takeover Proposal in order to clarify and understand the terms and conditions of such proposal, (y) if requested to do so by any Person, the Company may waive the provisions of any "standstill" agreement between the Company and such Person to the extent necessary to permit such Person to submit an unsolicited Takeover Proposal and (z) if the Company Board (A) receives an unsolicited Takeover Proposal that it determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation (which shall include DnB)) constitutes or would reasonably be expected to lead to a Superior Proposal and (B) determines in good faith (after consultation with outside legal counsel) that the taking of any of the following actions is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (provided that the Company first enters into an Acceptable Confidentiality Agreement with such Person and promptly provides to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent), (II) participate in discussions and negotiations with such Person regarding such Takeover Proposal and (III) to the extent reasonably required to evaluate a Takeover Proposal that includes the issuance of securities by the Person making such Takeover Proposal, enter into a customary confidentiality agreement in order to obtain non-public information with respect to such Person.  The Company shall promptly (and in any event within one (1) business day) advise Parent of any Takeover Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Takeover Proposal or any request for non-public information relating to the Company or any of its Subsidiaries with respect to any Takeover Proposal that is made or submitted by any Person during the period commencing on the No-Shop Period Start Date (including from an Excluded Party the Company remains in discussions with regarding a Takeover Proposal after the No-Shop Period Start Date), and at any time after the No-Shop Period Start Date and prior to obtaining Company Shareholder Approval, the identity of the Person making any such Takeover Proposal, inquiry, indication of interest or request and shall provide Parent with a copy (if in writing) or summary of the terms and conditions (if not in writing) of any such Takeover Proposal, inquiry, indication of interest or request (which shall include copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal, inquiry, indication of interest or request).  The Company shall keep Parent fully informed of the status of any Takeover Proposal, inquiry, indication of interest or request, including promptly advising Parent of any change to the terms of any Takeover Proposal, after the No-Shop Period Start Date.

(c)           Except as expressly permitted by this Section 4.2(c), (i) the Company Board shall not (A) withdraw or modify, in a manner adverse to Parent, the Company Recommendation or (B) publicly approve or recommend to the holders of Company Common Stock a Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change"), and (ii) neither the Company nor any of its Subsidiaries shall enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (each, a "Company Acquisition Agreement"), other than an Acceptable Confidentiality Agreement.  Notwithstanding the foregoing, prior to the Company Shareholder Approval, (x) other than in connection with a Takeover Proposal, the Company Board may withdraw or modify the Company Recommendation if it determines in good faith (after consultation with outside legal counsel) that such action is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, and (y) subject to Section 4.2(d), if the Company Board (A) determines in good faith (after consultation with outside legal counsel and a financial advisor of recognized reputation (which shall include DnB)) that any Takeover Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date or any unsolicited Takeover Proposal received on or after the No-Shop Period Start Date, in either case, constitutes a Superior Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that the taking of any of the following actions is advisable in order for the Company Board to comply with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company Board may (I) make a Company Adverse Recommendation Change and/or (II) cause the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 6.1(c)(i).

(d)           If the Company Board determines to effect a Company Adverse Recommendation Change as provided in Section 4.2(c)(y)(I) or to authorize the Company to enter into a Company Acquisition Agreement as provided in Section 4.2(c)(y)(II), such Company Adverse Recommendation Change or Company Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) business day (the "Notice Period") following Parent's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Parent that the Company Board intends to effect such Company Adverse Recommendation Change or to authorize the Company to enter into such Company Acquisition Agreement, which notice shall contain a copy of the Superior Proposal to which such Company Adverse Recommendation Change or Company Acquisition Agreement relates; provided that the Company shall negotiate in good faith with Parent, to the extent Parent wishes to negotiate, during the Notice Period to enable Parent to make proposed changes to the terms of this Agreement; provided, further, that any material amendment to the terms of such Superior Proposal after the initial Adverse Recommendation Notice shall require a new Adverse Recommendation Notice and restart the five (5) business day period referred to above.  Notwithstanding the foregoing, the Company Board shall not be entitled, in response to a Superior Proposal, to effect a Company Adverse Recommendation Change or permit the Company to enter into a Company Acquisition Agreement if, within the Notice Period, Parent shall have made an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) is at least as favorable to the Company's shareholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by Parent reasonably promptly following the receipt thereof).

(e)           For purposes of this Agreement:

"Acceptable Confidentiality Agreement" means a confidentiality agreement that contains provisions that are no less restrictive with respect to the Company's counterparty than those contained in the Confidentiality Agreement.  Following the No-Shop Period Start Date, the Company shall provide Parent with a correct and complete copy of any Acceptable Confidentiality Agreement within one (1) business day following the execution thereof.

"Takeover Proposal" means a bona fide written proposal or offer from any Person (other than Parent and its Subsidiaries) after the date, and not in breach, of this Agreement relating to any (i) direct or indirect acquisition of all or substantially all of the assets of the Company and its Subsidiaries, (ii) direct or indirect acquisition of all or substantially all of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning all or substantially all of the outstanding Company Common Stock or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company.

"Superior Proposal" means a Takeover Proposal that the Company Board determines in good faith, after consultation with its legal and financial advisors, and consideration of all terms and conditions of such offer or proposal (including the conditionality and the timing and likelihood of consummation), to be more favorable to the holders of Company Common Stock than the Merger, after giving effect to any modifications proposed to be made to this Agreement or any other offer by Parent after Parent's receipt of an Adverse Recommendation Notice.

(f)           Nothing in this Section 4.2 shall prohibit the Company Board from (i) taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, if the Company Board determines, after consultation with outside legal counsel, that failure to so disclose such position could constitute a violation of applicable Law, or (ii) filing a copy of this Agreement and any amendments hereto, together with a description of its terms, on a Form 8-K under the Exchange Act.  In addition, it is understood and agreed that, for purposes of this Section 4.2, a factually accurate public statement by the Company that describes the Company's receipt of a Takeover Proposal and the operation of this Agreement with respect thereto and contains a "stop-look-and-listen communication" shall not be deemed a Company Adverse Recommendation Change.

(g)           In the event that, in accordance with the provisions of this Section 4.2 and Section 6.1(c)(i), the Company terminates this Agreementand enters into a definitive Company Acquisition Agreement relating to a Superior Proposal (or any subsequent definitive Company Acquisition Agreement relating to a Superior Proposal entered into pursuant to procedures contained in any Company Acquisition Agreement similar to those contained in this Section 4.2) that (x) provides for a purchase price and/or merger consideration per Share payable solely in cash of at least $15.00 and (y) is not subject to any financing condition or other conditions to consummation of such Superior Proposal which are less favorable in the aggregate to the Company's shareholders than the conditions to Parent's obligation to effect the Merger contained in this Agreement, Parent will, and will cause its Affiliates to, for a period of ninety (90) days after such termination, (I) in the event that such Superior Proposal includes a tender offer for the Shares, tender any Shares owned by them into such tender offer prior to the expiration of such tender offer, or (II) in the event that such Superior Proposal includes a merger or similar transaction that is subject to approval by the Company's shareholders, vote (or cause to be voted) any Shares owned by them in favor of such merger or similar transaction (together with any related proposals) at any meeting of the Company's shareholders held for such purpose and, at the request of the Company, deliver an irrevocable proxy to the Company with respect to any such vote.

SECTION 4.3   Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts, to the fullest extent permitted by applicable Law, to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger.

(b)           Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding the Merger.  Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger.

(c)           In furtherance and not in limitation of the covenants of the parties contained in this Section 4.3, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority or other Person with respect to the Merger.  Without limiting any other provision hereof, Parent and the Company shall each use its reasonable best efforts to (i) avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the consummation of the Merger on or before the Outside Date, including by defending through litigation on the merits any claim asserted in any court by any Person, and (ii) avoid or eliminate each and every impediment under any Foreign Antitrust Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the consummation of the Merger to occur as soon as reasonably possible (and in any event no later than the Outside Date) including, in the case of Parent, by taking all such actions, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or any of its Subsidiaries (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries) and (y) otherwise taking or committing to take actions that limit Parent's or its Subsidiaries' (which, for the avoidance of doubt, shall not include the Company or its Subsidiaries) freedom of action with respect to, or its ability to retain, one or more of its, or its Subsidiaries', businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action or Proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger.

SECTION 4.4   Proxy Statement.

(a)           The Company shall use all reasonable best efforts to prepare and distribute to the shareholders of the Company a proxy statement relating to the Company Shareholders Meeting (together with any amendments thereof or supplements thereto, the "Proxy Statement"), it being the parties' intention that such distribution will occur within twelve (12) days after the date hereof.  The Company shall furnish Parent and its Representatives with drafts of the Proxy Statement in advance of its release to the holders of Company Common Stock as soon as reasonably practicable and shall consider in good faith comments made by Parent and its Representatives.  Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement, and shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.  Subject to Section 4.2(c), the Proxy Statement shall include text of this Agreement and the Company Recommendation.

(b)           The Company shall ensure that none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided by Parent) will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c)           Parent shall ensure that none of the information relating to Parent that is provided to the Company in writing by Parent or any Person authorized to act on its behalf for inclusion in the Proxy Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the Company's shareholders or at the time of the Company Shareholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5   Company Shareholders Meeting.  The Company shall (i) duly establish a record date for, call, give notice of, convene and hold a special meeting of the Company's shareholders (the "Company Shareholders Meeting") as promptly as reasonably practicable following the date of this Agreement (but in no event shall the Company Shareholders Meeting take place prior to the No-Shop Period Start Date or later than the later of (x) one (1) business day after the No-Shop Period Start Date and (y) the 15-day notice period required under the Company's by-laws and the BCAL) for the purpose of voting upon the adoption of this Agreement and approval of the Merger (it being the parties' intention that the notice of the Company Shareholders Meeting will be distributed to the holders of Company Common Stock within the time frame described in Section 4.4(a)), (ii) in connection therewith, mail the Proxy Statement to the holders of Company Common Stock in advance of such meeting, and (iii) hold the Company Shareholders Meeting.  Subject to Section 4.2, the Company shall use commercially reasonable efforts to (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval; provided that the Company may extend the date of the Company Shareholders Meeting to the extent (A) necessary in order to obtain a quorum of its shareholders or (B) the Company reasonably determines that such delay is required by applicable Law.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  At the Company Shareholders Meeting, Parent will, and will cause its Affiliates to, vote all Shares owned by them in favor of adoption of this Agreement and approval of the Merger.  The Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated before such meeting is held.

SECTION 4.6   Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company; provided that the Company shall be entitled to include in such initial press release a description of the provisions of Section 4.2 and to describe the Merger and the transactions contemplated by this Agreement in, and to file a copy of this Agreement as an exhibit to, the Company SEC Documents.  Thereafter, except as expressly permitted by Section 4.2, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with or other requirement of the American Stock Exchange ("AMEX") as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent reasonably practicable).

SECTION 4.7   Access to Information; Confidentiality.  Subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and Parent's Representatives reasonable access during normal business hours to the officers, employees, accountants, properties, books, Contracts and records of the Company and its Subsidiaries and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities Laws and rules and regulations promulgated thereunder and (ii) other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege.  Until the Effective Time, the information provided pursuant to this Agreement will be subject to the terms of the Confidentiality Agreement, dated as of May 21, 2007, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), which shall survive the termination of this Agreement in accordance with its terms.

SECTION 4.8   Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement and the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such party to obtain such consent could reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party's Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which, in the case of either clause (i) or (ii), would reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay consummation of the Merger, and (iii) the discovery of any event, fact or circumstance that, or the occurrence or non-occurrence of which, would reasonably be expected to cause the failure of the closing conditions set forth in Section 5.2(a) or Section 5.3(a), respectively, or any material failure of Parent or Merger Sub or the Company, as the case may be, or of any Representative thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 4.9   Indemnification and Insurance.

(a)           From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of the Company or of a Subsidiary of the Company (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action or Proceeding (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee or agent of another Person (including any employee benefit plan)), at, or at any time prior to, the Effective Time (including in connection with the Merger), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents as currently in effect and (y) the indemnification agreements with any of the Indemnitees provided to Parent prior to the date hereof, which shall survive the Merger and continue in full force and effect in accordance with their respective terms.  Without limiting the foregoing, Parent, from and after the Effective Time, shall cause the articles of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.  In addition, from and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 4.9 (including in connection with enforcing the indemnity and other obligations provided for in this Section 4.9) as incurred to the fullest extent permitted under applicable Law; provided that the individual to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b)           Any Indemnitee wishing to claim indemnification under this Section 4.9, upon learning of any such Action or Proceeding, shall notify Parent, the Company and the Surviving Corporation, but the failure to so notify Parent, the Company and the Surviving Corporation shall not relieve such party from any liability which it may have under this paragraph except to the extent such failure materially prejudices Parent, the Company and/or the Surviving Corporation.  Parent shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 4.9 (each, a "Claim") with counsel selected by the Parent, which counsel shall be reasonably acceptable to the Indemnitee; provided, however, that Indemnitee shall be permitted to participate in the defense of such Claim at its own expense; provided, further, that such Indemnitee shall be entitled to participate in any such defense with separate counsel at the expense of Parent if (i) so requested by Parent to participate or (ii) in the reasonable opinion of counsel to Indemnitee, a conflict or potential conflict exists between Parent and Indemnitee that would make such separate representation advisable; and provided, further, that Parent shall not be required to pay for more than one such counsel for all Indemnitees in connection with any such claim.  Each of Parent, the Company, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c)           For the six-year period commencing immediately after the Effective Time (and for so long thereafter as any Claims thereunder are being adjudicated), Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those individuals who are currently (and any additional individuals who prior to the Effective Time become) covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage, and in amount, not less favorable in any material respect in the aggregate to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters occurring at or prior to the Effective Time); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 300% of the current aggregate annual premium (but in no event shall such coverage be less than the directors' and officers' liability insurance coverage then provided by Parent to its directors and officers); and provided, further, that the Company may elect to purchase prior to the Effective Time, and Parent may elect to cause the Company to purchase at or after the Effective Time, in lieu of the foregoing insurance, a directors' and officers' liability insurance "tail" or "runoff" insurance program to be in effect until the end of such six-year period (and for so long thereafter as any Claims thereunder are being adjudicated) with respect to acts or omissions occurring at or prior to the Effective Time (such coverage to be on terms and conditions no less favorable to the covered directors and officers than such coverage existing on the date hereof).

(d)           The provisions of this Section 4.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 4.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.9 applies shall be third-party beneficiaries of this Section 4.9).

(e)           In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 4.9.

SECTION 4.10   Fees and Expenses.  Except as provided in Section 6.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 4.11   Delisting.  Parent shall cause the Company's securities to be de-listed from the AMEX and de-registered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 4.12   Parent Representation on the Company Board.

(a)           Subject to Parent's compliance with its obligations under Section 4.2(g), in the event that this Agreement is terminated for any reason other than by the Company pursuant to Section 6.1(c)(ii), Parent shall thereafter (but only (x) following the termination of Parent's obligations under Section 4.2(g), to the extent applicable, and (y) until such time as Parent and its Affiliates own less than fifty percent (50%) of the shares of Company Common Stock then outstanding) be entitled to designate for appointment or election to the Company Board, upon written notice to the Company (any such notice being referred to herein as the "Parent Notice"), (i) prior to the earlier to occur of (A) the annual meeting of shareholders of the Company to be held in 2008 (the "2008 Shareholders Meeting") and (B) June 30, 2008, a number of directors equal to one-half of the size of the Company Board from time to time, and (ii) commencing with the earlier to occur of (A) the 2008 Shareholders Meeting and (B) June 30, 2008, such number of directors, rounded to the nearest whole number, as is equal to the product obtained by multiplying the total number of directors on the Company Board (after giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of shares of Company Common Stock so owned by Parent and its Affiliates bears to the total number of shares of Company Common Stock then outstanding.  In furtherance thereof, the Company shall, upon request of Parent, use its reasonable best efforts, subject to compliance with applicable securities Laws and applicable rules of the AMEX, to promptly following receipt of a Parent Notice cause Parent's designees (and any replacement designees in the event that any designee shall no longer be on the Company Board) to be so appointed or elected to the Company Board and, in furtherance thereof, to the extent necessary, use its reasonable best efforts to increase the size of the Company Board or obtain the resignation of such number of its directors as is necessary to give effect to the foregoing provision.  Parent's right to designate members of the Company Board pursuant to Section 4.12(a) shall not be assignable to any transferee of shares of Company Common Stock from Parent or any of its Affiliates.  If at any time there is a greater number of designees of Parent serving on the Company Board than the number of designees to which Parent is then entitled pursuant to this Section 4.12(a), Parent shall immediately cause one or more of its designees to resign from the Company Board in order that there not be more designees of Parent serving on the Company Board than the number to which it is entitled.

(b)           During such period as designees of Parent constitute one-half of the Company Board pursuant to an appointment or election in accordance with Section 4.12(a)(i), any vote by the Company Board to cause the Company to take any action, in order to be effective, must include the affirmative vote of at least one (1) director who has not been so designated by Parent.

(c)           Following the appointment or election to the Company Board of any designees of Parent pursuant to Section 4.12(a)(ii), and until such time as Parent and its Affiliates own all of the issued and outstanding shares of Company Common Stock, the Company Board shall have at least three (3) directors who are directors of the Company on the date of this Agreement (other than the designees of the Principal Shareholders) and who are not officers of the Company or any of its Subsidiaries ("Independent Directors"); provided, however, that if the number of Independent Directors shall thereafter be reduced below three (3) for any reason whatsoever, then the remaining Independent Director or Directors shall be entitled to identify a person or persons who is not then an officer or Affiliate of the Company, Parent or any of their respective Affiliates and who otherwise qualifies as "independent" under the applicable rules or listing standards of any securities exchange or market on which the shares of Company Common Stock are then listed or approved for trading (any such person being referred to herein as a "Qualified Person"; it being understood that, for purposes of this definition, a person who would otherwise not be considered an Affiliate of the Company shall not be deemed an Affiliate of the Company solely because he or she is a director of the Company), willing to serve as an Independent Director, in which case such remaining Independent Director or Directors shall be entitled to designate any such Qualified Person or Persons to fill such vacancy or vacancies, and any such designated Qualified Person or Persons shall be deemed to be an Independent Director for purposes of this Agreement; and providedfurther, however, that if no Independent Directors then remain, the other directors shall be required to designate three (3) Qualified Persons to fill such vacancies, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

(d)           Following the election or appointment of any designees of Parent pursuant to Section 4.12(a)(ii) and for so long thereafter as the Company Board is required to include Independent Directors in accordance with Section 4.12(c), the approval by affirmative vote or written consent of either a majority of the Independent Directors then in office or the holders of a majority of the outstanding Shares not held by the Parent or its Affiliates ("Independent Approval") shall be required to authorize (and such authorization shall constitute the authorization of the Company Board, as applicable, and no other action on the part of the Company, including any action by any other committee thereof or any other director of the Company, shall, unless otherwise required by applicable Law, be required or permitted to authorize) (w) any Related Party Transaction (as defined below), (x) the deregistration of the shares of Company Common Stock under the Exchange Act or the delisting of the shares of Company Common Stock from the AMEX, (y) any amendment or modification of, or any waiver of any right of the Company under, this Section 4.12 or (z) any amendment of the Company Charter Documents adverse to the interests of the shareholders of the Company (other than Parent and its Affiliates).  The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Section 4.12.  In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Section 4.12.

(e)           During any period commencing on the furnishing of a Parent Notice and ending on the date on which Parent's designees are elected to the Company Board in accordance with such Parent Notice, the covenants of the Company set forth in Section 4.1 shall be in full force and effect regardless of any termination of this Agreement.

(f)           During any period in which Parent is entitled to the election or appointment of any designees to the Company Board pursuant to Section 4.12(a), neither Parent nor any of its Affiliates will acquire any additional shares of Company Common Stock from any shareholder of the Company at a price less than the Merger Consideration (as adjusted for stock dividends, stock splits and other similar changes in the Company Common Stock), except pursuant to an offer made to all shareholders of the Company to purchase all of their shares at the same price or with prior Independent Approval.

(g)           Parent shall, and shall cause its Affiliates to, vote all shares of Company Common Stock at any time owned by them so as to give effect to the provisions of this Section 4.12.

(h)           All holders of Company Common Stock from time to time (other than Parent and its Affiliates) may rely on the provisions of this Section 4.12 which relate to the appointment and approval rights of the Independent Directors, which provisions are intended to be for the benefit of such holders of Company Common Stock and shall be enforceable by them.

(i)           For purposes of this Agreement, "Related Party Transaction" shall mean:

(i)           Any sale of the assets or issuance of shares of capital stock of the Company or any Subsidiary of the Company to (or any acquisition of assets from or share subscription in) Parent or any of its Affiliates, other than a subscription for shares of Company Common Stock by Parent or any of its Affiliates pursuant to a rights offering made available to all holders of Company Common Stock on a pro rata basis and for the same amount and form of consideration and otherwise on substantially the same terms and conditions; or

(ii)           Any merger or consolidation between or among the Company or any Subsidiary of the Company, on the one hand, and Parent or any of its Affiliates, on the other; or

(iii)           Any merger, statutory share exchange or consolidation involving the Company or any Subsidiary of the Company pursuant to which Parent or any of its Affiliates is entitled to receive consideration in respect of its securities in the Company that is different in form or amount from that offered all other holders of the same class of such securities, other than ancillary arrangements or rights entailing no monetary payments and other than reasonable third-party legal fees, out-of-pocket expense reimbursement and indemnification for the benefit of Parent or any of its Affiliates for liabilities in respect of which other holders of the same class have no liability; or

(iv)           Any other transaction or series of related transactions between or among the Company and/or any Subsidiary of the Company, on the one hand, and Parent or any of its Affiliates, on the other, other than payments in respect of customary director fees in accordance with past practice or other ordinary course transactions the value of any of which does not exceed $100,000.

SECTION 4.13    Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense and settlement of any litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement relating to the Company shall be agreed to without Parent's prior written consent which, prior to the Effective Time, shall not be unreasonably withheld, conditioned or delayed.

SECTION 4.14   Tax Elections.  Within seventy five (75) days following the date hereof, the Company shall cause each of its Subsidiaries that owns one or more ships to properly file an election under U.S. Treasury Regulation Section 301.7701-3(c) to be treated, effective as of the opening of business on the date hereof, as a pass-through entity for U.S. federal income Tax purposes.

SECTION 4.15   U.S. Federal Income Tax Returns.  Prior to the Effective Time, the Company shall file, and shall cause each of its Subsidiaries that derives income from the international operation of a ship or ships (within the meaning of Section 883 of the Code) to file, a properly-completed U.S. federal income Tax return for the 2005 and 2006 taxable years of such entity (with the appropriate owner certifications attached thereto) claiming the exemption provided by Section 883 of the Code.

SECTION 4.16   Vessel Charters.  During the period prior to the Effective Time:

(a)           The Company shall take the actions set forth in Section 4.16(a) of the Company Disclosure Letter; and

(b)           The Company shall not enter into any arrangement or take any action that would reasonably be expected to constitute a violation of U.S. Law by the Company or Parent solely as a result of ownership or control of the Company by a U.S. Person.

ARTICLE V

Conditions to the Merger

SECTION 5.1   Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           The Company Shareholder Approval shall have been obtained.

(b)           No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, the "Restraints") shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal, it being understood and agreed that, for purposes of Sections 5.1(b), 5.2(a) and 5.3(a), the absence of shareholder litigation challenging the transactions contemplated by this Agreement does not constitute a condition to the obligations of any party hereto to effect the Merger.

SECTION 5.2   Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), except (x) for changes permitted by this Agreement or (y) where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and Parent shall have received a certificate of an executive officer of the Company to that effect.

(b)           The Company shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and Parent shall have received a certificate of an executive officer of the Company to that effect.

SECTION 5.3   Conditions to the Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Effective Time as if made on such date, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Merger; and the Company shall have received a certificate of an executive officer of Parent to that effect.

(b)           Parent and Merger Sub shall each have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and the Company shall have received a certificate of an executive officer of Parent to that effect.

SECTION 5.4   Frustration of Closing Conditions.  Neither the Company nor Parent or Merger Sub may rely on the failure of any condition set forth in Section 5.1, 5.2 or 5.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use reasonable best efforts to consummate the Merger, to the extent required by and subject to Section 4.5 and the other applicable provisions of Article IV.

ARTICLE VI

Termination

SECTION 6.1   Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, except as set forth below:

(a)           by the mutual written consent of the Company and Parent duly authorized by the Company Board and the Board of Directors of Parent; or

(b)           by either the Company or Parent:

(i)           if any Restraint enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 6.l(b)(i) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)           if the Merger shall not have been consummated on or before the Outside Date; provided that the right to terminate this Agreement under this Section 6.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement resulted in the failure of the Merger to be so consummated by the Outside Date; or

(iii)           if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting (or at any adjournment or postponement thereof) by reason of the failure to obtain the required vote upon a vote taken thereon; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 6.1(b)(iii) if the Company or any of its Subsidiaries or their respective Representatives has failed to comply in any material respect with its obligations under Section 4.2, 4.4 or 4.5; or

(c)           by the Company:

(i)           if, at any time prior to the receipt of the Company Shareholder Approval, the Company has complied with the terms of this Agreement, including Section 4.2(c), and concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, however, that such termination shall not be effective unless concurrently therewith the Company fulfills its obligations under Section 6.3; or

(ii)           if (A) the representations and warranties of Parent or Merger Sub set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.3(a) not to be satisfied as of such date; or (B) Parent or Merger Sub shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by them, but only to the extent that such failure would cause the condition contained in Section 5.3(b) not to be satisfied as of such date and such condition is, as a result of such breach or failure (in each case under clauses (A) and (B)), incapable of being satisfied by the Outside Date; or

(d)           by Parent, if (i) the representations and warranties of the Company set forth in this Agreement shall not be true and correct on and as of the date of such determination as if made on such date (other than those representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date), but only to the extent that such failure would cause the condition contained in Section 5.2(a) not to be satisfied as of such date; or (ii) the Company shall have breached or failed to perform or comply with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, but only the extent that such breach or failure would cause the condition contained in Section 5.2(b) not to be satisfied as of such date and such condition is, as a result of any such breach or failure (in each case under clauses (i) and (ii)), incapable of being satisfied by the Outside Date; or (iii) a Triggering Event shall have occurred.

SECTION 6.2   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 6.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 4.2(g), 4.10, 4.12, 6.2 and 6.3, Article VII, the last sentence of Section 4.7 and the Confidentiality Agreement, each of which shall survive termination of this Agreement at any time in accordance with their respective terms), and there shall be no liability as a result thereof on the part of Parent or the Company or their respective directors, officers and Affiliates, except (i) the Company may have liability as provided in Section 6.3, and (ii) nothing contained in this Section 6.2shall relieve any party from liability for fraud or any willful breach of this Agreement occurring prior to termination of this Agreement.

SECTION 6.3   Termination Fee.  In the event that:

(a)           (i) after the date of this Agreement a Takeover Proposal has been publicly announced (whether or not conditional or withdrawn) or made known to the Company, (ii) after the date of such announcement or knowledge by the Company, this Agreement is terminated by (A) either Parent or the Company pursuant to Section 6.1(b)(ii) or (iii) or (B) Parent pursuant to Section 6.1(d)(i) or (ii) as a result of a breach or failure by or on the part of the Company and (iii) within twelve (12) months after such termination the Company shall have consummated any Takeover Proposal, or a definitive agreement contemplating a Takeover Proposal is executed, or the Company recommends or submits to shareholders of the Company for adoption or acceptance a Takeover Proposal or a definitive agreement contemplating a Takeover Proposal (the Takeover Proposal so consummated, executed, recommended or submitted need not be the same Takeover Proposal that was publicly disclosed, announced or made known to the Company); or

(b)           this Agreement is terminated by the Company pursuant to Section 6.1(c)(i) or by Parent pursuant to Section 6.1(d)(iii);then the Company shall (A) in the case of a termination described in paragraph (a) of this Section 6.3, upon the earlier of the consummation of the transaction contemplated by such Takeover Proposal, the execution of a definitive agreement contemplating a Takeover Proposal or the recommendation by the Company or the submission to its shareholders for adoption or acceptance a Takeover Proposal or a definitive agreement contemplating a Takeover Proposal or (B) in the case of a termination described in paragraph (b) of this Section 6.3, on the date of such termination, pay Parent a fee equal to $7,750,000 (the "Termination Fee") by wire transfer of immediately available funds to an account designated by Parent.

SECTION 6.4   Acknowledgment.  The Company acknowledges and agrees that the agreements contained in Section 6.3 are an integral part of the Merger and that, without these agreements, Parent would not enter into this Agreement.  If the Company fails promptly to pay the Termination Fee and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit.

ARTICLE VII

Miscellaneous

SECTION 7.1   Survival of Representations, Warranties and Agreements.  The representations and warranties contained herein or in any other writing delivered pursuant hereto, as well as any covenant or agreement of the parties that by its terms contemplates performance exclusively prior to the Effective Time, shall survive until (but not beyond) the Effective Time.  Nothing in this paragraph shall limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time.

SECTION 7.2   Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after approval of the Merger by the holders of Company Common Stock, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following the Company Shareholder Approval, there shall be no amendment or change to the provisions hereof which by Law or in accordance with the rules of any relevant stock exchange would require further approval by the holders of Company Common Stock without such approval.

SECTION 7.3   Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions; provided that after the Company Shareholder Approval is obtained, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 7.4   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that Parent and Merger Sub may assign its rights, interests and obligations under this Agreement to any of its Affiliates.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this section shall be null and void.

SECTION 7.5   Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 7.6   Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Company Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 4.9 and Section 4.12 to the extent provided therein, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 7.7   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to Contracts executed in and to be performed entirely within that State.

(b)           The parties hereto hereby agree to bring all Actions or Proceedings arising out of or relating to this Agreement in the federal or state courts located in the Borough of Manhattan of the City of New York, New York and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such Action or Proceeding.  The parties hereto agree that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)           Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any Action or Proceeding arising out of or related to this Agreement.

SECTION 7.8   Specific Enforcement.

(a)             The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the federal or state courts located in the Borough of Manhattan of the City of New York, New York without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

(b)           In circumstances under which the Termination Fee is payable and has been paid, Parent and Merger Sub agree that (i) to the extent they have incurred losses or damages in connection with this Agreement, their sole and exclusive remedy against the Company and any of its directors, officers or Affiliates for any breach, loss or damage shall be to receive payment of the Termination Fee to the extent provided in Section 6.3 and (ii) upon payment in full of such amounts, (x) neither Parent nor Merger Sub shall have any other rights or claims or seek damages against the Company or any of its directors, officers or Affiliates under this Agreement or otherwise, whether at law or equity, in contract, in tort or otherwise, and (y) neither the Company nor any of its directors, officers or Affiliates shall have any further liability or obligations relating to or arising out of this Agreement or the transactions contemplated hereby.  Nothing herein shall relieve Parent or Merger Sub of liability to pay the Merger Consideration in the event the Merger occurs.  Parent and Merger Sub agree and acknowledge that none of the directors, officers or Affiliates of the Company shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of any representation or warranty.

SECTION 7.9   Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgement received) by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:
c/o Bear Stearns Merchant Banking, LLC
383 Madison Avenue
New York, New York 10179
Attention:  Douglas R. Korn
Theodore B. Young
Facsimile:  212-881-9304
Email:  dkorn@bear.com
theodore.young@bear.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:  David Zeltner,
Jane McDonald
Facsimile:  (212) 310-8007
Email:  david.zeltner@weil.com,
     jane.mcdonald@weil.com
If to the Company, to:
Gildo Pastor Center
7, rue du Gabian
MC 98000 Monaco
Attention:  Antony S. Crawford
Chief Executive Office and President
Facsimile:  377-97-97-49-99
Email:  tony.crawford@mcshipping.com
with a copy (which shall not constitute notice) to:
Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005
Attention:  Robert S. Reder
Facsimile:  (212) 822-5680
Email:  rreder@milbank.com

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 7.10   Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Merger is fulfilled to the extent possible.

SECTION 7.11   Definitions.

(a)           As used in this Agreement, the following terms have the meanings ascribed thereto below:

"Action or Proceeding" shall mean any action, suit, proceeding, hearing, charge, complaint, grievance, arbitration or Governmental Authority investigation.

"Affiliate" shall mean, as to any Person, any other Person that directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

"business day" shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

"Company Board" shall mean the Board of Directors of the Company or the Transaction Committee or any other duly constituted committee thereof which has been given the authority to act in the name, place and stead of the Board of Directors of the Company with respect to this Agreement and the transactions contemplated hereby.

"Company Stock Plan" shall mean the Company's 2001 Stock Option Plan.

"GAAP" shall mean generally accepted accounting principles in the United States.

"Governmental Authority" shall mean any government, court, tribunal, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

"Knowledge" shall mean, in the case of either the Company or Parent, the actual knowledge, as of the date of this Agreement, of any of the executive officers of such party after due inquiry of their direct reports.

"Outside Date" shall mean October 27, 2007.

"Person" shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

"Subsidiary" when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

"Triggering Event" shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend that the Company shareholders vote to adopt this Agreement or shall have made a Company Adverse Recommendation Change; (ii) the Company shall have failed to include in the Proxy Statement distributed to shareholders the Company Recommendation or a statement to the effect that the Company Board has determined and believes that the Merger is in the best interests of the Company's shareholders; (iii) the Company Board shall have formally approved or recommended to the Company's shareholders any Takeover Proposal (other than the Merger); (iv) the Company Board shall have approved, endorsed or recommended any Takeover Proposal (other than the Merger); (v) the Company shall have executed any letter of intent, memorandum of understanding or similar Contract relating to any Takeover Proposal (other than the Merger); or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

(b)           The following terms are defined on the page of this Agreement set forth opposite such term below:

2008 Shareholders Meeting	36	DnB	19
Acceptable Confidentiality Agreement	29	Effective Time	2
Adverse Recommendation Notice	29	Engagement Letter	20
Agreement	1	Environmental Laws	16
AMEX	33	Exchange Act	9
Articles of Merger	2	Excluded Party	27
Balance Sheet Date	10	Filed Company SEC Documents	6
Bankruptcy and Equity Exception	8	Foreign Antitrust Laws	9
BCAL	1	Hazardous Materials	16
Certificates	3	Indemnitee	34
Charters	19	Independent Approval	37
Claim	35	Independent Directors	37
Closing	2	Intellectual Property	17
Closing Date	2	IP Licenses	17
Code	13	Laws	11
Company	1	Merger	1
Company Acquisition Agreement	28	Merger Consideration	3
Company Adverse Recommendation Change	28	Merger Sub	1
Company Charter Documents	7	Minister of Foreign Affairs	2
Company Common Stock	1	No-Shop Period Start Date	26
Company Contracts	15	Notice Period	29
Company Disclosure Letter	6	PA04	15
Company Financial Statements	10	Parent	1
Company Intellectual Property	17	Parent Notice	36
Company Material Adverse Effect	6	Patents	17
Company Plan	14	Paying Agent	3
Company Recommendation	8	Permits	12
Company SEC Documents	9	Principal Shareholders	1
Company Shareholder Approval	9	Proxy Statement	31
Company Shareholders Meeting	32	Qualified Person	37
Confidentiality Agreement	33	Related Party Transaction	38
Contract	9	Representatives	26
Copyrights	17	Restraints	40
Dissenting Shareholder	5	Sarbanes-Oxley Act	9
Dissenting Shares	5	SEC	9
Shares	1	Securities Act	7
Software	17	Termination Fee	43
Superior Proposal	29	Trade Secrets	17
Surviving Corporation	2	Trademarks	17
Takeover Proposal	29	Transaction Committee	8
Tax Returns	13	TUPE	15
Taxes	13	Vessels	18

SECTION 7.12   Interpretation.

(a)           The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MAST ACQUISITION LTD.

By:	/s/ Theodore B. Young
Name: Theodore B. Young
Title: Director

MAST MERGER SUB CORP.

By:	/s/ Theodore B. Young
Name: Theodore B. Young
Title: Director

MC SHIPPING INC.

By:	/s/ Antony S. Crawford
Name: Antony S. Crawford
Title: Chief Executive Officer and President

ANNEX B

July 30, 2007

Independent Committee of the Board of Directors
MC Shipping, Inc.
Gildo Pastor Center 7 rue du Gabian
Monte Carlo 98000
Monaco

Members of the Independent Committee of the Board of Directors:

We are pleased to confirm in writing the opinion provided orally to the committee of independent directors (the “Independent Committee”) of the Board of Directors of MC Shipping, Inc., a corporation organized under the laws of the Republic of Liberia (“MCX,” “MC Shipping” or the “Company”), at its meeting held on July 24, 2007.  We understand that the Company, Mast Acquisition Ltd., a Bermuda exempted limited company (“Parent”) organized under the laws of Bermuda by Bear Stearns Merchant Banking, LLC ("BSMB") and Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly owned Subsidiary of Parent (“Merger Sub”) are entering into an Agreement and Plan of Merger (“Agreement”) whereby Parent proposes to purchase all of the outstanding shares of stock of the Company (the “Transaction”).  Capitalized terms used herein but not defined have the same meanings as set forth in the Agreement.

As further described in the Agreement, Merger Sub shall be merged with and into the Company and all of the shares of voting common stock, $0.01 par value, of the Company (“Company Common Stock”) issued and outstanding (each, a "Share" and, collectively, the "Shares") (other than (i) Shares to be canceled in accordance with Section 1.7(b) of the Agreement and (ii) any Dissenting Shares) shall be converted into the right to receive $14.25 in cash, without interest (the “Merger Consideration”) on the terms and subject to the conditions provided for in the Agreement.

As you know, DnB NOR Markets, Inc. (“DnB NOR Markets”) has been engaged by the Company to act as the financial advisor to the Independent Committee.  In this connection, pursuant to our July 12, 2007 engagement letter agreement (the “Engagement Letter”), you have asked us to render our opinion as to the fairness, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be paid by BSMB in connection with the Transaction.  Pursuant to the Engagement Letter, in regard to item 1 of “THE MANDATE,” as defined in the Engagement Letter, DnB NOR Markets was paid a fee upon the execution of the Mandate Letter and will receive an additional fee in the event a Transaction is consummated with any party at a value higher than the value originally agreed between BSMB and the Independent Committee; such additional fee to be payable at closing.  Also pursuant to the Engagement Letter, in regard to item 2 of “THE MANDATE,” DnB NOR Markets will receive a fee payable upon delivery of this opinion.  The Company has also agreed to reimburse DnB NOR Markets’ expenses and indemnify DnB NOR Markets against certain liabilities arising out of such engagement.

DnB NOR Markets, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes.  In addition, in the ordinary course of its business, affiliates of DnB NOR Markets may have long or short positions, either on a discretionary or nondiscretionary basis, for their own account or for those of their clients, in the debt and equity securities (or related derivative securities) of the Company. As of the date of this letter, neither DnB NOR Markets nor the investment professionals who have participated in the engagement pursuant to the Engagement Letter are stockholders in the the Company.

Our opinion as expressed herein reflects and gives effect to our general familiarity with the Company as well as information which we received during the course of this assignment, including information provided by senior management of the Company in the course of discussions relating to this engagement.  In arriving at our opinion, we neither conducted a physical inspection of the vessels and properties of the Company nor, except as specifically set forth below, made or obtained any evaluations or appraisals of the assets or liabilities of the Company, or conducted any analysis concerning the solvency of the Company.

In rendering our opinion, we have relied upon and assumed with your consent the accuracy and completeness of all of the financial, accounting, tax and other information that were available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us.  With respect to financial projections provided to us, we have assumed with your consent that they have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company.  We assume no responsibility for and express no view or opinion as to such forecasts or the assumptions on which they are based.

We have assumed that the Transaction will be consummated in accordance with the terms and conditions set forth in the draft Agreement and the draft agreements ancillary thereto that we have reviewed.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

In arriving at our opinion, we have among other things:

(i)
reviewed and analyzed the terms and conditions of the Transaction, including the draft Agreement and the draft agreements ancillary thereto (none of which prior to the delivery of this opinion has been executed by the parties);

(ii)	reviewed information regarding the business prospects, financial condition, and operating expectations of the Company, obtained from meetings and conversations with the Company’s senior management;

(iii)	reviewed historical financial and operating performance of the Company;

(iv)	reviewed projected financial and operating results of the Company for fiscal years 2007-2011, prepared by Company management and DnB NOR Markets;

(v)	reviewed the appraisal of MCX's gas carriers prepared by Gibson as of June 22, 2007 and July 12, 2007;

(vi)	reviewed established third-party resources for industry data and relied on DnB NOR Markets’ own knowledge of and experience with the LPG Markets and other LPG vessel owners and operators;

(vii)	reviewed public financial and transaction information involving companies in the fleet industry, which DnB NOR Markets deemed to be generally comparable to MCX;

(viii)
utilized the following valuation methodologies to analyze the fair market value of the Company: discounted cash flow analysis, comparable trading multiples, net asset value, tender offer premium analysis and precedent transactions;

(ix)
analyzed the discounted present value of the Company’s future cash flows based on two discounted cash flow analyses: one based on MCX’s management projections for fiscal years 2007-2011 and one based on DnB NOR Market’s own set of assumptions based on re-charter rates and expected proceeds from future vessels sales for the same time period;

(x)	analyzed the common stock prices and market multiples of selected comparable publicly-traded LPG carriers;

(xi)	analyzed the tender offer premiums paid in all U.S. listed acquisitions for companies comparable in size to MCX; and

(xii)	reviewed precedent transactions during the period 2004-2007;

(xiii)	reviewed and analyzed documents contained in a comprehensive CD-ROM provided by the Company, to assist DnB NOR Markets with its financial, accounting and legal due diligence;

(xiv)	conferred with the management team of the Company; and

(xv)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for the purposes of the opinion expressed herein.

(i)
It is understood that this opinion was provided for the information and assistance of the Independent Committee of the Board of Directors of the Company in connection with its consideration of the Transaction and may not be used for any other purpose without our prior written consent.

This opinion does not constitute a recommendation as to what course of action the Independent Committee of the Board of Directors or the Company should pursue in connection with the Transaction, or otherwise address the merits of the underlying decision by the Company to engage in the Transaction.  We express no opinion as to the price at which any share of capital stock of the Company will trade either before or after the Transaction.

We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.  For the purposes of our opinion, we have assumed with your consent that all governmental, regulatory or other consents necessary for the consummation of the Transaction as contemplated by the Agreement will be obtained without any adverse effect on the Company.

Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, to the shareholders of the Company of the Merger Consideration to be paid in connection with the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid in connection with the Transaction is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,

DNB NOR MARKETS, INC.

By:	/s/ R. Gibbons
Director

ANNEX C

BUSINESS CORPORATION ACT OF THE REPUBLIC OF LIBERIA

§10.7 Right of dissenting shareholder to receive payment for shares
Any shareholder of a corporation shall have the right to dissent from any of the following corporate actions and receive payment of the fair value of his shares:

a.	Any plan or merger or consolidation to which the corporation is a party; or

b.
Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale.

§ 10.8 Procedure to enforce shareholder's right to receive payment for shares

1.
Objection by shareholder to proposed corporate action. A shareholder intending to enforce his rights under section 9.7 or 10.7 to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a statement that he intends to demand payment for his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this Act or where the proposed action is authorized by written consent of shareholders without a meeting.

2.
Notice by corporation to shareholders of authorized action. Within twenty days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any who voted or consented in writing to the proposed action.

3.
Notice by shareholder of election to dissent. Within twenty days after the giving of notice to him, any shareholder to whom the corporation was required to give such notice and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as, to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 10.3 (Merger of subsidiary corporations) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or an outline of the material features thereof under section 10.3.

4.
Dissent as to fewer than all shares. A shareholder may not dissent as to fewer than all the shares, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to fewer than all the shares of such owner held of record by such nominee or fiduciary.

5.
Effect of filing notice of election to dissent. Upon filing notice of election to dissent, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid in the fair value of his shares.

6.
Offer by corporation to dissenting shareholder to pay for shares. Within seven days after the expiration of the period within which shareholders may file their notices of election to dissent, or within seven days after the proposed corporate action is consummated, whichever is later, the corporation or, in the case of a merger or consolidation, the surviving or consolidated corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within thirty days after the making of such offer upon the surrender of the certificates representing such shares.

7.
Procedure on failure of corporation to pay dissenting shareholder. The following procedures shall apply if the corporation fails to make such offer within such period of seven days, or if it makes the offer and any dissenting shareholder fails to agree with it within the period of thirty days thereafter upon the price to be paid for shares owned by such shareholder:

a.
The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the circuit court in the judicial circuit in Liberia in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or consolidated corporation is a foreign corporation without an office in Liberia, such proceeding shall be brought in the country where the office of the domestic corporation, whose shares are to be valued, was located.

b.
If the corporation fails to institute such proceedings within such period of twenty days, any dissenting shareholder may institute such proceedings for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the circuit court, for good cause shown, shall otherwise direct.

c.
All dissenting shareholders, excepting those who, as provided in paragraph (6), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder in the manner provided by law for the service of a summons.

d.
The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purpose of this section, shall be the fair value as of the close of business on the day prior to the shareholder's authorization date, excluding any appreciation or depreciation directly or indirectly induced by such corporate action or its proposal. The court may, if it so elects, appoint an appraiser to receive evidence and recommend a decision on the question of fair value.

e.
The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined. Within sixty days after the final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate representing his shares.

8.
Disposition of shares acquired by the corporation. Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

9.
Right to receive payment by dissenting shareholder as exclusive. The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any right to which he might otherwise be entitled by virtue of share ownership, except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to such shareholder.